As filed with the United States Securities and Exchange Commission on September 14, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Trinity Place Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	22-2465228
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

717 Fifth Avenue

Suite 1303

New York, New York 10022

(212) 235-2190

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard Pyontek

Chief Financial Officer

Trinity Place Holdings Inc.

717 Fifth Avenue

New York, New York 10022

(212) 235-2190

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John Bessonette, Esq.

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

(212) 715-9100

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Subscription rights to purchase common stock	(2)	N/A	N/A	(3)
Common stock, par value $0.01 per share	5,000,000	$6.00	$30,000,000 (4)	$3,486

(1)	This registration statement relates to (a) subscription rights to purchase common stock of the Registrant to be distributed to holders of the Registrant’s common stock; and (b) the shares of common stock deliverable upon the exercise of the subscription rights pursuant to the rights offering. This registration statement also covers any additional shares of common stock of the Registrant that may become issuable due to adjustments for changes resulting from stock dividends, stock splits, recapitalizations, mergers, reorganizations, combinations or exchanges or other similar events.

(2)	Evidencing the subscription rights to subscribe for up to 5,000,000 shares of common stock, par value $0.01 per share.

(3)	The subscription rights are being distributed without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the subscription rights being offered hereby since the subscription rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(4)	Represents the gross proceeds from the assumed exercise of all non-transferable subscription rights to be distributed.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 14, 2015

PROSPECTUS

Common Stock

Subscription Rights to Purchase up to

5,000,000 Shares of Common Stock

We are conducting a rights offering pursuant to which we are distributing to holders of our common stock, at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive 0.248362 subscription rights for each share of common stock held of record as of 5:00 p.m., New York time on             , 2015. We are distributing subscription rights exercisable for up to 5,000,000 shares of our common stock.

The total number of subscription rights issued to each stockholder will be rounded down to the nearest whole number. Each whole subscription right will entitle you to purchase one share of our common stock at a subscription price equal to $6.00 per share, which we refer to as the basic subscription privilege. Stockholders as of the record date will also have oversubscription rights, other than the Standby Purchaser (as defined below), which has waived its oversubscription right, pursuant to which they may be able to purchase additional shares at the subscription price to the extent that not all subscription rights are exercised.

The subscription rights may be exercised at any time during the subscription period, which will commence on             , 2015. The subscription rights will expire if they are not exercised by 5:00 p.m., New York time, on             , 2015, unless we extend the rights offering period. We reserve the right to extend the rights offering period at our sole discretion, subject to the consent rights of the Standby Purchaser and Third Avenue (as defined below). You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering period. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed for trading on any stock exchange or market or on the OTC Markets.

We reserve the right to cancel the rights offering at any time for any reason. If we cancel this offering, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

The shares of common stock are being offered directly by us without the services of an underwriter or selling agent.

We have entered into an Investment Agreement with MFP Partners, L.P., which we refer to as the Standby Purchaser. Pursuant to the Investment Agreement, the Standby Purchaser has agreed to purchase from us, subject to the satisfaction or waiver of certain conditions, including the timely completion of the rights offering, the shares of common stock not subscribed for in the rights offering, up to a maximum of 3,333,333 shares less the number of shares purchased by the Standby Purchaser in the rights offering, at a price per share equal to the subscription price of the rights offering. If the number of unsubscribed shares of common stock purchased by the Standby Purchaser pursuant to the Investment Agreement is less than 1,666,667 shares, or the Minimum Allocation, we will issue and sell to the Standby Purchaser a number of shares of common stock equal to the excess of the Minimum Allocation over the number of shares purchased by the Standby Purchaser pursuant to the Investment Agreement, or the Additional Shares. The unsubscribed shares sold to the Standby Purchaser and the Additional Shares, if any, are being offered and sold to the Standby Purchaser in a private placement, referred to as the Standby Purchaser Private Placement. In addition to the investment pursuant to the Investment Agreement, as a stockholder as of the record date, the Standby Purchaser will have the right to subscribe for and purchase shares of our common stock under its basic subscription privilege, but it has waived its right to exercise its oversubscription privilege. The purchase of any shares by the Standby Purchaser would be effected in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, and, accordingly, would not be registered pursuant to the registration statement of which this prospectus forms a part. The chairman of our board of directors, Alexander Matina, is a representative of the Standby Purchaser. Mr. Matina recused himself from the deliberations by the board of directors regarding the approval of the Investment Agreement.

We have also entered into an agreement with Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund, or Third Avenue, pursuant to which Third Avenue has agreed to exercise all of its rights under its basic subscription privilege in the rights offering, representing 836,841 shares. Third Avenue will also have the right to exercise its oversubscription privilege in its sole discretion.

In order to preserve our ability to utilize certain of our tax benefits, our certificate of incorporation contains restrictions on transfers to prohibit any person, entity or group from becoming a holder of 4.75% or more of our common stock, or a 4.75% holder, the increase in ownership of any existing stockholder who is a 4.75% holder, or transfers or sales by a 4.75% holder, in each case without the prior written consent of our board of directors. As a result, there are limitations on the exercise of subscription rights by stockholders as described in this prospectus. The extent of any such limitations, and therefore the total number of shares sold pursuant to the rights offering and the Standby Purchaser Private Placement and the resulting proceeds to the Company, will not be determinable until the rights offering has expired.

Shares of our common stock are quoted on the OTCQB under the symbol “TPHS.” On September 10, 2015, the last reported sale price for our common stock was $6.10 per share. The shares of common stock issued in the rights offering will also be quoted on the OTCQB under the same symbol.

The exercise of your subscription rights for shares of our common stock involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors beginning on page 18 of this prospectus as well as the risk factors and other information in any documents we incorporate by reference into this prospectus before exercising your subscription rights. See “Incorporation by Reference.”

	Subscription Price	Net Proceeds to Us (1)
Per Share	$6.00	$5.915
Total	$30,000,000.00	$29,575,000.00

(1)	Assumes total estimated offering expenses of $425,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2015.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement we may authorize to be delivered to you, including any free writing prospectus that we use in connection with this offering. We have not, and neither our subscription agent, American Stock Transfer & Trust Company LLC, nor our information agent, D.F. King & Co., Inc., has authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus. We are not making an offer of securities in any state or other jurisdiction where it is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date subsequent to the date set forth on the front cover of this document or that any information we have incorporated herein by reference is correct on any date subsequent to the date of the prospectus incorporated by reference, regardless of the time of delivery of this prospectus or any exercise of rights. Further, you should not consider any information in this prospectus to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities. For further information, please see the section of this prospectus entitled “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference in this prospectus or any supplement to this prospectus, may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and information relating to the Company that are based on the beliefs of management of the Company as well as assumptions made by and information currently available to management. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “may,” “will,” “expects,” believes,” “plans,” “estimates,” “potential,” or “continue,” or the negative thereof or other and similar expressions. In addition, in some cases, you can identify forward-looking statements by words or phrases such as “trend,” “potential,” “opportunity,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions. Such statements reflect the current views of the Company with respect to future events, the outcome of which is subject to certain risks, including among others:

•	the Company’s limited operating history;

•	the Company’s ability to execute its business plan, including as it relates to the development or sale of the Company’s current principal asset, a property located at 28-42 Trinity Place in Lower Manhattan, referred to as the Trinity Place Property;

•	the ability of the Company to enter into new leases and renew existing leases;

•	the Company’s ability to obtain required permits, site plan approvals and/or other governmental approvals in connection with the development and/or redevelopment of its properties;

•	the ability of the Company to obtain additional financing;

•	the influence of certain majority stockholders;

•	certain conflicts of interest as a result of certain of our directors having affiliations with certain of our stockholders;

•	the restrictions contained in the Modified Second Amended Joint Chapter 11 Plan of Reorganization of Syms Corp. and its Subsidiaries, or the Plan, and our certificate of incorporation, including restrictions that may be imposed as a result of certain voting and approval rights of the holder of our Series A preferred stock;

•	limitations in our certificate of incorporation on acquisitions and dispositions of our common stock designed to protect our ability to utilize our net operating loss carryforwards, or NOLs, and certain other tax attributes, which may not succeed in protecting our ability to utilize such tax attributes, and/or may limit the liquidity of our common stock;

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•	the failure of the Company’s wholly-owned subsidiary to repay outstanding indebtedness;

•	the Company’s ability to utilize its NOLs to offset future taxable income for U.S. federal income tax purposes;

•	the adequacy of reserves for Company operating expenses;

•	risks associated with investments in owned and leased real estate generally;

•	risks associated with partnerships or joint ventures;

•	stock price volatility;

•	general economic and business conditions, including with respect to real estate;

•	competition;

•	loss of key personnel;

•	certain provisions in our charter documents and Delaware law may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us;

•	unanticipated difficulties which may arise with respect to the Company and other factors which may be outside the Company’s control or that are not currently known to the Company or which the Company believes are not material.

In evaluating such statements, you should specifically consider the risks identified under the section entitled “Risk Factors” in this prospectus and in any prospectus supplement, any of which could cause actual results to differ materially from the anticipated results. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those contemplated by any forward looking statements. Subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere described in this prospectus and other reports filed with the Securities and Exchange Commission, or the SEC. All forward-looking statements speak only as of the date of this prospectus or, in the case of any documents incorporated by reference in this prospectus, the date of such document, in each case based on information available to us as of such date, and we assume no obligation to update any forward-looking statements, except as required by law.

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QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

What is being offered in this rights offering?

We are distributing at no charge to holders of our common stock non-transferable subscription rights to purchase shares of our common stock. You will receive 0.248362 subscription rights for each share of common stock you owned as of 5:00 p.m., New York time on             , 2015, the record date. The subscription rights will be evidenced by subscription rights certificates.

The total number of subscription rights issued to each stockholder will be rounded down to the nearest whole number. Each whole subscription right will entitle you to purchase one share of our common stock at a subscription price equal to $6.00 per share. Because the total number of subscription rights issued to each stockholder will be rounded down to the nearest whole number, we may not issue the full number of shares authorized for issuance in connection with this rights offering. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

What is the subscription privilege?

For each whole right that you own, you will have a subscription privilege to buy from us one share of our common stock at the subscription price. You may exercise your subscription privilege for some or all of your subscription rights, or you may choose not to exercise any subscription rights.

For example, if you owned 10,000 shares of our common stock as of 5:00 p.m., New York time, on the record date, you would receive subscription rights representing the right to purchase 2,483.62 shares of common stock (rounded down to 2,483 shares) for $6.00 per share.

What is the oversubscription privilege?

If all of our stockholders do not exercise all of the subscription rights issued to them in this rights offering, then each holder who has exercised subscription rights in full will have the opportunity to purchase additional shares of our common stock at the subscription price of $6.00 per share under the oversubscription right, other than the Standby Purchaser, which has waived its oversubscription right. By extending oversubscription rights to our stockholders, we are providing those holders who have exercised all of their subscription rights with an opportunity to purchase shares that are not purchased by other stockholders in this rights offering.

If sufficient shares of common stock are available, we will seek to honor your oversubscription request in full, subject to right of the board of directors to reduce the number of shares that would be otherwise issuable under validly exercised rights pursuant to the oversubscription privilege, if the board of directors determines such reduction is advisable to protect the Company’s ability to utilize its NOLs; as discussed in more detail in “The Rights Offering—Limitations on the Purchase of Shares of Common Stock” and “Description of Capital Stock - Restrictions on Transfers Related to Preservation of Certain Tax Benefits Associated with NOLs.”

If, however, there are not enough shares available to fully satisfy all oversubscription right requests, we will allocate the available shares of common stock pro rata among those stockholders exercising their oversubscription privilege in proportion to the product (rounded to the nearest whole number so that the subscription price multiplied by the aggregate number of shares does not exceed the aggregate offering amount) obtained by multiplying the number of shares such stockholder subscribed for under the oversubscription privilege by a fraction the numerator of which is the number of unsubscribed shares and the denominator of which is the total number of shares sought to be subscribed for under the oversubscription privilege by all holders participating in such oversubscription. The subscription agent will return any excess payments by mail without interest or deduction as soon as reasonably practical after the expiration date.

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Why are we conducting the rights offering?

We are conducting the rights offering in order to raise additional capital and to improve and strengthen our financial position. We intend to use the net proceeds from the rights offering for the redevelopment, predevelopment and repositioning and development of existing properties, for investments in new opportunities, to make payments contemplated by the Plan and for general corporate purposes.

In authorizing the rights offering, our board of directors considered and evaluated a number of factors, including:

•	our current capital resources and our future need for additional liquidity and capital;

•	our need for increased financial flexibility in order to enable us to achieve our business plan;

•	the size and timing of the rights offering;

•	the potential dilution to our current stockholders if they choose not to participate in the offering;

•	alternatives available for raising capital, including debt and other forms of equity raises;

•	the impact of potential alternatives for raising equity capital on the Company’s ability to utilize its NOLs;

•	the potential impact of the rights offering on the public float for our common stock; and

•	the fact that existing stockholders would have the opportunity to participate on a pro rata basis to purchase additional shares of common stock, subject to the restrictions in the Company’s certificate of incorporation.

The chairman of our board of directors, Alexander Matina, is also a representative of the Standby Purchaser. Mr. Matina recused himself from the determination by the board of directors to proceed with the rights offering.

How was the subscription price for the rights offering determined?

Our board of directors considered a number of factors in determining the price for the rights offering, including:

•	the price per share at which the Standby Purchaser was willing to serve as the Standby Purchaser;

•	a range of likely values attributable to the Company’s assets in different scenarios;

•	the price at which our stockholders might be willing to participate in the rights offering;

•	historical and current trading prices for our common stock, which is generally thinly traded, including on a volume weighted average share price basis over certain periods; and

•	the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis.

Because we do not generate significant revenues, have negative income, our value is based principally on assets that are hard to value, and we are aware of no comparable publicly traded “peer” companies, comparisons to companies on such traditional metrics as discounted cash flow, multiples of EBITDA and/or publicly traded comparable companies or similar calculations are not as relevant for us as for some companies. See “Risk Factors—The subscription price determined for the rights offering is not an indication of the fair value of our common stock.”

The chairman of our board of directors, Alexander Matina, is also a representative of the Standby Purchaser. Mr. Matina recused himself from the determination by the board of the subscription price.

What is the role of the Standby Purchaser in this offering?

In connection with the rights offering, we have entered into an Investment Agreement with MFP Partners, L.P., which we refer to as the Standby Purchaser. Pursuant to the Investment Agreement, the Standby Purchaser has agreed to purchase from us, subject to the satisfaction or waiver of certain conditions, including the timely completion of the rights offering, the shares of common stock not subscribed for in the rights offering, up to a maximum of 3,333,333 shares less the number of shares purchased by the Standby Purchaser in the rights offering, at a price per share equal to the subscription price of the rights offering. If the number of unsubscribed shares of common stock purchased by the Standby Purchaser pursuant to the Investment Agreement is less than 1,666,667 shares, or the Minimum Allocation, we will issue and sell to the Standby Purchaser a number of shares of common stock equal to the excess of the Minimum Allocation over the number of shares purchased by the Standby Purchaser pursuant to the Investment Agreement, or the Additional Shares. The unsubscribed shares sold to the Standby Purchaser and the Additional Shares, if any, are being offered and sold to the Standby Purchaser in a private placement.

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In addition to the investment pursuant to the Investment Agreement, as a stockholder as of the record date, the Standby Purchaser will have the right to subscribe for and purchase shares of our common stock under its basic subscription privilege, but it has waived the right to exercise its oversubscription privilege. The chairman of our board of directors, Alexander Matina, is a representative of the Standby Purchaser. Mr. Matina recused himself from the deliberations by the board of directors regarding the approval of the Investment Agreement. See “Investment Agreement” for more information regarding the terms of the Investment Agreement and the role of the Standby Purchaser.

Will the Standby Purchaser receive a fee for providing the Standby Purchaser Commitment?

No.

Am I required to exercise the rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to fully exercise your subscription privilege and other stockholders fully exercise their subscription privilege and/or the Standby Purchaser acquires shares of common stock pursuant to the Investment Agreement, the percentage of our common stock owned by other stockholders will increase, the relative percentage of our common stock that you own will decrease, and your voting and other rights will be diluted.

Has our board of directors made a recommendation to our stockholders regarding the rights offering?

Our board of directors is making no recommendations regarding your exercise of the subscription rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the trading price for our common stock will be above the subscription price at the time of exercise or at the expiration of the rights offering period or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. See “Risk Factors” in this prospectus and in the documents incorporated by reference into this prospectus.

Will our directors, executive officers or significant stockholders participate in the rights offering?

Our directors and executive officers who own shares of common stock, as well as other significant stockholders, are permitted, but not required, to participate in the rights offering on the same terms and conditions applicable to all stockholders. Certain of our directors, executive officers and significant stockholders have indicated their current intention to participate in the rights offering. However, only the Standby Purchaser and Third Avenue have committed to purchase shares, pursuant to the terms of their respective agreements with the Company, and each director, executive officer and other significant stockholder reserves the right, in his, her or its sole discretion, to participate or not to participate in the rights offering, and if they do participate, they may do so at any level. The chairman of the board of directors of the Company, Alexander Matina, is also a representative of the Standby Purchaser.

How soon must I act to exercise my subscription rights?

The subscription rights may be exercised at any time during the subscription period, which commences on             , 2015, through the expiration date for the rights offering, which is 5:00 p.m., New York time, on             , 2015. If you elect to exercise any subscription rights, the subscription agent must actually receive all required documents and payments from you at or prior to the expiration date. Although we have the option of extending the expiration date of the subscription period at our sole discretion (subject to the consent rights of the Standby Purchaser and Third Avenue), we currently do not intend to do so.

May I transfer my subscription rights?

No, the rights are exercisable only by stockholders of record on the record date, and you may not sell, transfer or assign your subscription rights to anyone else.

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Are there any limits on the number of shares of common stock I may own as a result of the exercise of subscription rights under the rights offering?

Yes. Subject to your ability to exercise the oversubscription privilege, you may only purchase the number of whole shares of common stock purchasable upon exercise of the basic subscription privilege included in the subscription rights distributed to you in the rights offering. Accordingly, the number of shares of common stock that you may purchase in the rights offering is limited by the number of our shares of common stock you held on the record date. Although stockholders that fully and properly exercise their basic subscription privilege have the right to exercise the oversubscription privilege, there can be no assurances of the number of shares that a holder will be able to acquire through the exercise of the oversubscription privilege. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

In addition, in order to help preserve our ability to utilize certain tax benefits primarily associated with the Company’s NOLs, our certificate of incorporation generally prohibits transfers or sales of stock that would result in a person or group of persons becoming a 4.75% holder, or that would result in the increase or decrease by a person or group of persons that is an existing 4.75% holder of its percentage ownership interest in the Company, unless the transferor or the transferee obtains the prior written approval of the board of directors. As a result, there are limitations on the exercise of basic subscription rights and oversubscription rights by stockholders to the extent such exercise would otherwise be prohibited by these provisions in our certificate of incorporation.

Any stockholder that (X) wishes to exercise its basic subscription privilege in this rights offering and (Y) either (i) currently holds 956,265 or more shares of the Company’s common stock (i.e. approximately 4.75% of the Company’s outstanding shares of capital stock as of the date of this prospectus), or (ii) currently holds less than 956,265 shares of the Company’s common stock, but is subscribing for a number of shares through the exercise of its basic subscription privilege and, if applicable, oversubscription privilege, that would, if accepted by the Company, result in such stockholder holding 1,154,300 or more shares of Company’s common stock following closing of the rights offering (i.e. approximately 4.75% of the Company’s outstanding shares of capital stock as of the date of this prospectus on a pro forma basis giving effect to the minimum number of shares that will be issued in this rights offering, assuming no stockholder other than Third Avenue exercises its subscription privilege and as a result the Standby Purchaser purchases 3,333,333 shares of common stock), must submit additional information to the Company in connection with the exercise of such stockholder’s basic subscription privilege, and, if applicable, such stockholder’s oversubscription privilege, as provided in the subscription exercise materials, so that the board of directors may determine to what extent the exercise of the basic and, if applicable, oversubscription privilege by such stockholder would result in a change in such stockholder’s percentage ownership interest in the Company.

The board of directors intends to waive the applicability of the foregoing provisions of the Company’s certificate of incorporation in connection with the exercise by any holder of its basic and, if applicable, oversubscription rights, to the extent that the exercise of such rights is not expected to have a material impact on the Company’s ability to utilize its NOLs. Such determination will be made by the board of directors, in its discretion, as promptly as practicable following the expiration of the rights offering and the Company’s receipt of all requested information related to the exercise by each holder of its basic and, if applicable, oversubscription privilege, and the effect of such exercise on the Company’s ability to utilize its NOLs, and may result in some or all of a holder’s subscription being reduced or rejected. If some or all of a holder’s subscription is reduced or rejected, then the applicable subscription payment will be returned to the holder as promptly as practicable.

In addition, although the Company currently believes this is unlikely to occur, the board of directors reserves the right to reduce the size of the rights offering and/or the number of shares issuable pursuant to the Investment Agreement with the Standby Purchaser, subject to the terms and conditions of the Investment Agreement, if the board of directors determines such reduction is advisable to protect the Company’s ability to utilize its NOLs.

See “The Rights Offering—Limitations on the Purchase of Shares of Common Stock” and “Description of Capital Stock - Restrictions on Transfers Related to Preservation of Certain Tax Benefits Associated with NOLs” for a further discussion regarding the provisions of the Company’s certificate of incorporation relating to certain prohibitions on transfers or sales of stock by certain of our substantial stockholders.

Are we requiring a minimum subscription to complete the rights offering?

No.

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Are there any other conditions to the completion of the rights offering?

Yes. The completion of the rights offering is subject to the conditions described under “The Rights Offering—Amendment, Withdrawal and Termination.”

Can the rights offering be cancelled?

Yes. We reserve the right to cancel the rights offering at any time for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in the rights offering.

How do I exercise my subscription rights if I am a record holder of shares of common stock?

If you wish to participate in the rights offering, you must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price, to the subscription agent before 5:00 p.m., New York time, on             , 2015. If you use the mail, we recommend that you use insured, registered mail, return receipt requested.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received. If the payment exceeds the subscription price for the full exercise of your subscription rights, then the excess will be returned to you as soon as practicable. You will not receive interest on any payments refunded to you under the rights offering.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your shares of common stock in "street name" through a broker, dealer, custodian bank or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, dealer, custodian bank or other nominee whether or not to exercise rights on your behalf. We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering.

If you wish to participate in the rights offering, you should complete and return to your nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your nominee with the other rights offering materials. If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription payment to that nominee as well pursuant to their instructions. You must act timely to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering period.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, the subscription agent will return, without interest or penalty, as soon as practicable, all subscription payments. If you own shares in “street name,” it may take longer for you to receive payment because the payments will be returned through your nominee.

Must I pay the subscription price in cash?

Yes. You must timely pay the full subscription price for the full number of shares of common stock you wish to acquire under the subscription privilege by wire, bank draft drawn on a U.S. bank, U.S. postal money order or personal check that clears before the expiration date of the rights offering.

Will the shares of common stock I acquire in the rights offering be subject to any stockholder agreement restricting my ability to sell or transfer my new shares of common stock?

No. You will not be subject to any stockholder agreement that restricts your ability to sell or transfer any new shares of common stock acquired by you in the rights offering. However, under federal securities laws, affiliates of the Company will be subject to restrictions on their ability to transfer shares of the Company by virtue of their status as “affiliates” of the Company. An “affiliate” is generally defined as a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company,

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In addition, as discussed above, in order to protect the Company’s ability to utilize its NOLs, the Company’s certificate of incorporation generally prohibits transfers or sales of stock that would result in a person or group of persons becoming a 4.75% holder, or that would result in the increase or decrease by a person or group of persons that is an existing 4.75% holder of its percentage ownership interest. See “The Rights Offering—Limitations on the Purchase of Shares of Common Stock” for a further discussion regarding the limitations in the Company’s certificate of incorporation.

After I exercise my subscription rights, can I change my mind?

No. All exercises of subscription rights are irrevocable by the stockholders, even if you later learn information about us that you consider unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to this rights offering. However, we may cancel, extend or otherwise amend the rights offering at any time prior to the expiration date.

Does exercising my subscription rights involve risk?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider other equity investments. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus and the documents incorporated by reference into this prospectus.

What fees or charges apply if I exercise my subscription rights?

We are not charging any fees or sales commissions to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker or other record holder of your shares, you are responsible for paying any fees that person may charge.

How do I exercise my subscription rights if I am a record holder of shares of common stock and I live outside of the United States or have an army post office or foreign post office address?

The subscription agent will hold subscription rights certificates for stockholders having addresses outside the United States or who have an army post office or foreign post office address. In order to exercise subscription rights, our foreign stockholders and stockholders with an army post office or foreign post office address must notify the subscription agent and timely follow other procedures described in the section of this prospectus entitled “The Rights Offering—Foreign and Other Stockholders.”

When will I receive my new shares of common stock?

All shares that you purchase in the rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering, the subscription agent will arrange for the issuance of the shares of common stock purchased pursuant to the subscription privilege. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your subscription rights in order to comply with state securities laws.

What are the material U.S. federal income tax consequences of exercising my subscription rights?

The receipt and exercise of your subscription rights generally should not be taxable under U.S. federal income tax laws. You should, however, seek specific tax advice from your own tax advisor in light of your own tax situation, including as to the applicability and effect of any other tax laws. See “Certain Material U.S. Federal Income Tax Consequences.”

What happens if I choose not to exercise my subscription rights?

You are not required to exercise your subscription rights or otherwise take any action in response to this rights offering. If you do not exercise your subscription privilege and the rights offering is completed, the number of shares of our common stock you own will not change but, due to the fact that shares will be purchased by other stockholders in the rights offering and by the Standby Purchaser, your percentage ownership of our total outstanding common stock will decrease.

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How many shares of common stock will be outstanding after the rights offering and the Standby Purchaser Private Placement?

As of September 10, 2015, there were 20,131,928 shares of our common stock issued and outstanding (excluding 4,596,543 shares held in treasury). We will issue up to a maximum of 6,666,667 shares of common stock in the rights offering and pursuant to the Investment Agreement, depending on the number of subscription rights that are exercised and the number of shares purchased by the Standby Purchaser pursuant to the Investment Agreement. Based on the number of shares issued and outstanding as of September 10, 2015, if we issue all 5,000,000 shares of common stock available in this rights offering and as a result issue 1,666,667 Additional Shares to the Standby Purchaser pursuant to the Investment Agreement, we would have 26,798,595 shares of common stock issued and outstanding following the completion of the rights offering, excluding shares held in treasury. The actual number of shares of common stock that will be outstanding following the rights offering will depend on the extent to which the rights offering is subscribed by existing stockholders and the extent to which the board of directors waives the protective provisions of the Company’s certificate of incorporation described above with respect to certain significant stockholders that exercise their subscription rights.

How much money will the Company receive from the rights offering?

If we issue all 5,000,000 shares of common stock available in this rights offering and we therefore issue the full Minimum Allocation of 1,666,667 Additional Shares to the Standby Purchaser pursuant to the Investment Agreement, the net proceeds to us, after deducting estimated offering expenses, will be approximately $39,575,000. However, depending on the extent to which the rights offering is actually subscribed, the extent to which the board of directors waives the protective provisions of the Company’s certificate of incorporation with respect to certain significant stockholders and the number of shares actually issued pursuant to the Standby Purchaser Private Placement, net proceeds may be less than this amount. We estimate that the expenses of the rights offering will be approximately $425,000. We intend to use the net proceeds in connection with the redevelopment, predevelopment and repositioning and development of existing properties, investments in new opportunities, to make payments contemplated by the Plan and general corporate purposes. See “Use of Proceeds.”

Who should I contact if I have more questions?

If you have more questions about the rights offering or need additional copies of the rights offering documents, please contact the information agent, D.F. King & Co., Inc., at (866) 796-7180.

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PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before deciding whether to exercise your subscription rights. You should carefully read this entire prospectus, including the information under the heading “Risk Factors,” and the documents incorporated by reference into this prospectus, which are described under the heading “Incorporation by Reference.” In this prospectus, all references to the “Company,” “Trinity,” “we,” “us” and “our” refer to Trinity Place Holdings Inc., a Delaware corporation, and its subsidiaries and predecessors, unless the context otherwise requires or where otherwise indicated.

Company Overview

Trinity Place Holdings Inc. is a real estate holding, investment and asset management company. Our business is primarily to own, invest in, manage, develop and/or redevelop real estate assets and/or real estate related securities. Currently, our principal asset is a property located at 28-42 Trinity Place in Lower Manhattan, referred to as the Trinity Place Property. We also own a shopping center located in West Palm Beach, Florida and retail boxes in Westbury, New York and Paramus, New Jersey and we control a variety of intellectual property assets focused on the consumer sector.

The predecessor to Trinity is Syms Corp., or Syms. Syms and its subsidiaries, or the Debtors, filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code, or Chapter 11 in the United States Bankruptcy Court for the District of Delaware, or the Bankruptcy Court, on November 2, 2011. On August 30, 2012, the Court entered an order confirming the Plan. On September 14, 2012, the Plan became effective and the Debtors consummated their reorganization under Chapter 11 through a series of transactions contemplated by the Plan and emerged from bankruptcy. As part of those transactions, reorganized Syms merged with and into Trinity, with Trinity as the surviving corporation and successor issuer pursuant to Rule 12g-3 under the Exchange Act.

Since the effective date of the Plan, Trinity’s business plan has been focused on the monetization of its commercial real estate properties, including the development or sale of the Trinity Place Property, a vacant building in downtown Manhattan, and related development rights, and the payment of approved claims, all in accordance with the Plan and as described in greater detail below.

Throughout this period, the Company undertook a review of various strategic, developmental and other value-enhancing alternatives for certain of its commercial real estate properties, including the Trinity Place Property, and retained advisors, including architects, construction experts and attorneys to assist it in its evaluation and review of cost estimates and monetization strategies. The Company has also explored and continues to explore monetizing its intellectual property assets, including its rights to the Filene’s Basement® trademark and the Stanley Blacker® brand, and the intellectual property associated with the Running of the Brides® event and An Educated Consumer is Our Best Customer® slogan.

Following a General Unsecured Claim Satisfaction and the final payment to the former Majority Shareholder, as defined under the Plan, the Company will have satisfied its remaining obligations under the Plan and will no longer operate under the terms and restrictions of the Plan.

As of July 9, 2015, the Company believes that the remaining estimated aggregate allowed amount and cash distributions of creditor claims ($0.2 million), excluding claims covered by insurance, together with the net amount due to the former Majority Shareholder ($7.1 million) and the multiemployer pension plan ($3.8 million payable through 2019) under the Plan is approximately $11.1 million.

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Company Information

Trinity Place Holdings Inc. was incorporated in Delaware immediately prior to the effective date of the Plan. Our principal executive offices are located at 717 Fifth Avenue, Suite 1303, New York, New York 10022. The Company’s telephone number at such address is (212) 235-2190. Our corporate website address is www.trinityplaceholdings.com. Our current and future annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available, free of charge, through our website as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. Our SEC filings can be accessed through the “Financials” tab on our website. The information contained on, or accessible through, our website is not intended to be part of this prospectus or any report we file with, or furnish to, the SEC and incorporated by reference herein. Our common stock is quoted on the OTCQB under the symbol “TPHS.”

The Rights Offering

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See “The Rights Offering” for a more detailed description of the terms and conditions of the rights offering.

Securities Offered	We are distributing at no charge 0.248362 non-transferable subscription rights for each share of common stock that you owned as of 5:00 p.m., New York time, on the record date, , 2015, either as a holder of record or, in the case of shares held through brokers, dealers, custodian banks or other nominees on your behalf, as beneficial owner of the shares. The total number of subscription rights issued to each holder will be rounded down to the nearest whole number. As a result, we may not issue the full number of shares authorized for issuance in connection with this rights offering.

Subscription Privilege	We will distribute 0.248362 subscription rights to each holder of record of common stock for each share of common stock held by such holder. The total number of subscription rights issued to you will be rounded down to the nearest whole number. Each whole subscription right will entitle you to purchase one share of common stock at the subscription price. You may exercise your subscription privilege for some or all of your subscription rights, or you may choose not to exercise your subscription rights.

Oversubscription Privilege

If you exercise your basic subscription privilege in full, you may also subscribe to purchase a portion of our shares of common stock that are not purchased by our other stockholders through the exercise of their respective basic subscription privileges. If sufficient shares of common stock are available, we will seek to honor your oversubscription request in full, subject to right of the board of directors to reduce the number of shares that would be otherwise issuable under validly exercised rights pursuant to the oversubscription privilege, if the board of directors determines such reduction is advisable to protect the Company’s ability to utilize its NOLs; as discussed in more detail in “The Rights Offering—Limitations on the Purchase of Shares of Common Stock” and “Description of Capital Stock - Restrictions on Transfers Related to Preservation of Certain Tax Benefits Associated with NOLs.”

If, however, there are not enough shares available to fully satisfy all oversubscription right requests, we will allocate the available shares of common stock pro rata among those stockholders exercising their oversubscription privilege in proportion to the product (rounded to the nearest whole number so that the subscription price multiplied by the aggregate number of shares does not exceed the aggregate offering amount) obtained by multiplying the number of shares such stockholder subscribed for under the oversubscription privilege by a fraction the numerator of which is the number of unsubscribed shares and the denominator of which is the total number of shares sought to be subscribed for under the oversubscription privilege by all holders participating in such oversubscription. The subscription agent will return any excess payments by mail without interest or deduction as soon as reasonably practical after the expiration date.

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Subscription Price	The subscription price per share of common stock is $6.00. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering period.

Record Date	, 2015

Expiration Date	The subscription rights will expire at 5:00 p.m., New York time, on , 2015, unless the expiration date is extended. We reserve the right to extend the subscription rights period at our sole discretion, subject to the consent rights of the Standby Purchaser and Third Avenue. We will notify you of any extension of the expiration date by issuing a press release.

Procedure for Exercising Subscription Rights	The subscription rights may be exercised at any time during the subscription period, which commences on , 2015. To exercise your subscription rights, you must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price (including any amounts in respect of your oversubscription privilege), to the subscription agent, American Stock Transfer & Trust Company LLC. before 5:00 p.m., New York time, on , 2015, unless the expiration date is extended.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested.

If you hold your shares of common stock in "street name" through a broker, dealer, custodian bank or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, dealer, custodian bank or other nominee whether or not to exercise rights on your behalf. We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering.

If you wish to participate in the rights offering, you should complete and return to your nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your nominee with the other rights offering materials. If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription payment to that nominee as well pursuant to their instructions. You must act timely to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering period.

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Payment Adjustments	If you send a payment that is insufficient to purchase the number of shares requested, or if the number of shares requested is not specified in the rights certificate, the payment received will be applied to exercise your subscription rights to the extent of the payment. If the payment exceeds the amount necessary for the full exercise of your subscription rights, including any oversubscription rights exercised and permitted, the excess will be returned to you as soon as practicable. You will not receive interest or a deduction on any payments refunded to you under the rights offering.

Shares of Common Stock Issued and Outstanding Before the Rights Offering and After Completion of the Rights Offering and Standby Purchaser Private Placement

As of September 10, 2015, 20,131,928 shares of our common stock were issued and outstanding (excluding 4,596,543 shares held in treasury).

We will issue up to a maximum of 6,666,667 shares of common stock in the rights offering and Standby Purchaser Private Placement, depending on the number of subscription rights that are exercised and the number of shares purchased by the Standby Purchaser. Based on the number of shares issued and outstanding as of September 10, 2015, if we issue all 6,666,667 shares of common stock available in this rights offering and Standby Purchaser Private Placement (assuming the rights offering is fully subscribed by existing stockholders and the Standby Purchaser therefore acquires the full Minimum Allocation of 1,666,667 Additional Shares issuable pursuant to the Investment Agreement), we would have 26,798,595 shares of common stock issued and outstanding following the completion of the rights offering and the Standby Purchaser Private Placement. The actual number of shares of common stock that will be outstanding following the rights offering will depend on the extent to which the rights offering is actually subscribed, the extent to which the board of directors waives the protective provisions of the Company’s certificate of incorporation with respect to certain significant stockholders and the number of shares actually issued pursuant to the Standby Purchaser Private Placement.

Use of Proceeds	The net proceeds to us, after deducting estimated offering expenses, will be approximately $39,575,000 if the rights offering is fully subscribed and the full Minimum Allocation of 1,666,667 Additional Shares are issued to the Standby Purchaser pursuant to the Investment Agreement. However, the actual amount of net proceeds will depend on the extent to which the rights offering is actually subscribed, the extent to which the board of directors waives the protective provisions of the Company’s certificate of incorporation with respect to certain significant stockholders and the number of shares actually issued pursuant to the Standby Purchaser Private Placement, and it is possible that net proceeds to us will be less than this amount. We estimate that the expenses of the rights offering will be approximately $425,000. We intend to use the net proceeds in connection with the redevelopment, predevelopment and repositioning and development of existing properties, investments in new opportunities, to make payments contemplated by the Plan and general corporate purposes. See “Use of Proceeds.”

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Non-Transferability of Subscription Rights	The subscription rights may not be sold, transferred or assigned to anyone else.

Investment Agreements

The rights offering is backstopped by the Standby Purchaser. We have entered into an Investment Agreement with the Standby Purchaser. Pursuant to the Investment Agreement, the Standby Purchaser has agreed to purchase from us, subject to the satisfaction or waiver of certain conditions, including the timely completion of the rights offering, the shares of common stock not subscribed for in the rights offering, up to a maximum of 3,333,333 shares less the number of shares purchased by the Standby Purchaser in the rights offering, at a price per share equal to the subscription price of the rights offering. If the number of unsubscribed shares of common stock purchased by the Standby Purchaser pursuant to the Investment Agreement is less than 1,666,667 shares, or the Minimum Allocation, we will issue and sell to the Standby Purchaser a number of shares of common stock equal to the excess of the Minimum Allocation over the number of shares purchased by the Standby Purchaser pursuant to the Investment Agreement, or the Additional Shares. The unsubscribed shares sold to the Standby Purchaser and the Additional Shares, if any, are being offered and sold to the Standby Purchaser in a private placement.

The chairman of our board of directors, Alexander Matina, is a representative of the Standby Purchaser. Mr. Matina recused himself from the deliberations by the board of directors regarding the approval of the Investment Agreement.

All of our shares of common stock issued to the Standby Purchaser pursuant to the Standby Purchaser Private Placement will be restricted shares and will bear a restrictive legend.

Pursuant to the Investment Agreement, the Standby Purchaser will receive certain customary registration rights with respect to the shares of common stock that are acquired in the Standby Purchaser Private Placement and the rights offering. Pursuant to the Investment Agreement, the Standby Purchaser will also receive registration rights with respect to the 1,000,000 shares currently held by the Standby Purchaser.

If we cancel the rights offering, the Standby Purchaser Private Placement will be cancelled as well.

The Standby Purchaser will not receive a fee for providing the Standby Purchaser commitment.

We have also entered into an agreement with Third Avenue pursuant to which Third Avenue has agreed to exercise all of its rights under its basic subscription privilege in the rights offering, representing 836,841 shares. Third Avenue will also have the right to exercise its oversubscription privilege in its sole discretion. Pursuant to the agreement with Third Avenue, Third Avenue will receive certain customary registration rights with respect to the shares of common stock that are acquired in the rights offering.

See “Investment Agreements” for a discussion of the material terms of the agreements described above.

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Certificate of Incorporation Protective Amendment Related to Preservation of Our Ability to Utilize Our NOLs

In order to help preserve our ability to utilize certain tax benefits primarily associated with the Company’s NOLs, the Company’s certificate of incorporation generally prohibits transfers or sales of stock that would result in a person or group of persons becoming a 4.75% holder, or that would result in the increase or decrease by a person or group of persons that is an existing 4.75% holder of its percentage ownership interest. Any direct or indirect transfer attempted in violation of the certificate of incorporation will be void. The restrictions on transfer under the certificate of incorporation will not apply if the transferor or the transferee obtains the prior written approval of the board of directors.

As a result, there are limitations on the exercise of basic subscription rights and oversubscription rights by stockholders to the extent such exercise would otherwise be prohibited by these provisions in our certificate of incorporation.

Any stockholder that (X) wishes to exercise its basic subscription privilege in this rights offering and (Y) either (i) currently holds 956,265 or more shares of the Company’s common stock (i.e. approximately 4.75% of the Company’s outstanding shares of capital stock as of the date of this prospectus), or (ii) currently holds less than 956,265 shares of the Company’s common stock, but is subscribing for a number of shares through the exercise of its basic subscription privilege and, if applicable, oversubscription privilege, that would, if accepted by the Company, result in such stockholder holding 1,154,300 or more shares of Company’s common stock following closing of the rights offering (i.e. approximately 4.75% of the Company’s outstanding shares of capital stock as of the date of this prospectus on a pro forma basis giving effect to the minimum number of shares that will be issued in this rights offering, assuming no stockholder other than Third Avenue exercises its subscription privilege and as a result the Standby Purchaser purchases 3,333,333 shares of common stock), must submit additional information to the Company in connection with the exercise of such stockholder’s basic subscription privilege, and, if applicable, such stockholder’s oversubscription privilege, as provided in the subscription exercise materials, so that the board of directors may determine to what extent the exercise of the basic and, if applicable, oversubscription privilege by such stockholder would result in a change in such stockholder’s percentage ownership interest in the Company.

The board of directors intends to waive the applicability of the foregoing provisions of the Company’s certificate of incorporation in connection with the exercise by any holder of its basic and, if applicable, oversubscription rights, to the extent that the exercise of such rights is not expected to have a material impact on the Company’s ability to utilize its NOLs. Such determination will be made by the board of directors, in its discretion, as promptly as practicable following the expiration of the rights offering and the Company’s receipt of all requested information related to the exercise by each holder of its basic and, if applicable, oversubscription privilege, and the effect of such exercise on the Company’s ability to utilize its NOLs, and may result in some or all of a holder’s subscription being reduced or rejected. If some or all of a holder’s subscription is reduced or rejected, then the applicable subscription payment will be returned to the holder as promptly as practicable. See “The Rights Offering—Limitations on the Purchase of Shares of Common Stock”.

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Reduction in Size of Rights Offering or Standby Purchaser Private Placement to Preserve Tax Benefits	Although the Company currently believes this is unlikely to occur, the board of directors reserves the right to reduce the size of the rights offering and/or the number of shares issuable pursuant to the Investment Agreement, subject to the terms and conditions of the Investment Agreement, if the board of directors determines such reduction is reasonably necessary in order to preserve the Company’s ability to utilize the full benefits of its NOLs and related tax benefits. See “The Rights Offering—Limitations on the Purchase of Shares of Common Stock”.

No Revocation of Exercise by Stockholders	All exercises of subscription rights are irrevocable, even if you later learn information about us that you consider unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to this rights offering.

Conditions to the Rights Offering	The completion of the rights offering is subject to the conditions described under “The Rights Offering— Amendment, Withdrawal and Termination.”

Amendment; Cancellation	We may amend the terms of the rights offering or extend the rights offering period. We also reserve the right to cancel the rights offering at any time prior to the expiration date for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in the rights offering. We will notify you of any amendments or modifications to the terms of the rights offering, or if the rights offering is cancelled, by issuing a press release.

No Board Recommendation	Our board of directors is making no recommendations regarding your exercise of the subscription rights. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. See “Risk Factors.”

Issuance of Common Stock	All shares that you purchase in the rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering, the subscription agent will arrange for the issuance of the shares of common stock purchased pursuant to the subscription privilege. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your subscription rights in order to comply with state securities laws.

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Quotation of Common Stock	Our common stock is quoted on the OTCQB under the symbol “TPHS.”

Certain Material U.S. Federal Income Tax Consequences	The receipt and exercise of your subscription rights generally should not be taxable under U.S. federal income tax laws. You should, however, seek specific tax advice from own personal tax advisor in light of own personal tax situation, including as to the applicability and effect of any other tax laws. See “Certain Material U.S. Federal Income Tax Consequences.”

Subscription Agent	American Stock Transfer & Trust Company, LLC

Information Agent	D.F. King and Co., Inc.

Risk Factors	Stockholders considering making an investment by exercising subscription rights in the rights offering should carefully read and consider the information set forth in “Risk Factors” beginning on page 18 of this prospectus, together with the other information contained in or incorporated by reference into this prospectus, before making a decision to invest in our common stock.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully read and consider the risks described below, together with the other information contained in or incorporated by reference into this prospectus, including under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 28, 2015, or 2014 Annual Report, before making a decision to invest in our common stock. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Rights Offering

The price of our common stock is volatile and may decline before or after the subscription rights expire.

The market price of our common stock is subject to wide fluctuations in response to numerous factors, including factors that have little or nothing to do with us or our performance, and these fluctuations could materially reduce our stock price. These factors include, among other things, the fact that our stock is thinly traded, and as a result trades of small numbers of our shares can have a significant impact on the trading price of our stock, business conditions in our markets and the general state of the securities markets and the market for other real estate stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, and general economic and market conditions, such as recessions and downturns in the United States or global economy. In addition, the stock market historically has experienced significant price and volume fluctuations, as happened in late August 2015 and at various other times in recent years. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock, which may make it difficult for you to resell shares of our common stock owned by you at times or at prices that you find attractive.

If you do not fully exercise your subscription privilege, your interest in us may be significantly diluted, and to the extent the subscription price is less than the fair value of our common stock, you would experience an immediate dilution of the aggregate fair value of your shares, which could be substantial.

Up to a maximum of 5,000,000 shares are issuable in the rights offering.  Accordingly, if you do not exercise your subscription privilege in full, your interest in us will be significantly diluted.  In addition, pursuant to the Investment Agreement, the Company is required to issue to the Standby Purchaser a minimum of 1,666,667 shares of common stock in the Standby Purchaser Private Placement, excluding any shares the Standby Purchaser would be able to acquire upon the exercise of its subscription privilege.  As a result, if more than 3,333,333 shares are issued to stockholders upon the exercise of their subscription privilege, the Company will issue Additional Shares to the Standby Purchaser, up to a maximum of 1,666,667 shares if all stockholders fully exercise their subscription privileges for the full 5,000,000 shares offered in the rights offering.  To the extent the Company issues Additional Shares to the Standby Purchaser, even if you exercise your subscription privilege in full, you will experience dilution as a result of the issuance of such Additional Shares.  In addition, if the subscription price is less than the fair value of our common stock, you would experience immediate dilution of the value of your shares relative to what your value would have been had our common stock been issued at fair value. This dilution could be substantial.

The subscription price determined for the rights offering is not an indication of the fair value of our common stock.

Our board of directors considered a number of factors in determining the price for the rights offering, including:

•	the price per share at which the Standby Purchaser was willing to serve as the Standby Purchaser;

•	a range of likely values attributable to the Company’s assets in different scenarios;

•	the price at which our stockholders might be willing to participate in the rights offering;

•	historical and current trading prices for our common stock, which is generally thinly traded, including on a volume weighted average share price basis over certain periods; and

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•	the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis.

Because we do not generate significant revenues, have negative income, our value is based principally on assets that are hard to value, and we are aware of no comparable publicly traded “peer” companies, comparisons to companies on such traditional metrics as discounted cash flow, multiples of EBITDA and/or publicly traded comparable companies or similar calculations are not as relevant for us as for some companies. The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or net worth or any other established criteria of value and may or may not be considered the fair value of our common stock at the time the rights offering was approved by our board of directors or during the rights offering period. We cannot assure you that the trading price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares purchased in this rights offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering.

The chairman of our board of directors, Alexander Matina, is also a representative of the Standby Purchaser. Mr. Matina recused himself from the determination by the board of the subscription price.

Our board of directors is not making any recommendations regarding your exercise of the subscription rights and we did not receive a fairness opinion from a financial advisor in determining the subscription price or the terms of the offering.

Our board of directors is not making any recommendations regarding your exercise of the subscription rights. In addition, we did not receive a fairness opinion from a financial advisor in determining the subscription price or the terms of the offering. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the trading price for our common stock will be above the subscription price at the time of exercise or at the expiration of the rights offering period or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering.

The rights offering may cause the price of our common stock to decline.

The announcement of the rights offering and its terms, including the subscription price, together with the number of shares of common stock we could issue if this rights offering is completed, may result in an immediate decrease in the trading price of our common stock. This decrease may continue after the completion of the rights offering. If that occurs, your purchase of shares of our common stock in the rights offering may be at a price greater than the prevailing trading price. Further, if the holders of the shares received upon exercise of the subscription rights choose to sell some or all of their shares, the resulting sales could also depress the trading price of our common stock.

Because you may not revoke or change your exercise of the subscription rights, you could be committed to buying shares above the prevailing trading price at the time the rights offering is completed.

Once you exercise your subscription rights, you may not revoke or change the exercise. The trading price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights, and, afterwards, the trading price of our common stock decreases below the $6.00 per share subscription price, you will have committed to buying shares of our common stock at a price above the prevailing trading price and could have an immediate unrealized loss. Our common stock is quoted on the OTCQB under the symbol “TPHS,” and the last reported sale price of our common stock on the OTCQB on September 10, 2015 was $6.10 per share. There can be no assurances that the trading price of our common stock will equal or exceed the subscription price at the time of exercise or at the expiration of the subscription rights offering period.

We may cancel the rights offering at any time prior to the expiration of the rights offering period, and neither we nor the subscription agent will have any obligation to you except to return your subscription payment.

We may at our sole discretion cancel this rights offering at any time prior to the expiration of the rights offering period. If we elect to cancel the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return to you, without interest or penalty, as soon as practicable any subscription payments. In addition, we may suffer reputational harm if the rights offering is cancelled prior to the expiration date.

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You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the subscription rights offering period.

If you exercise subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until you, or your broker, custodian bank or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a stockholder of the shares you purchased in the rights offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, including after all necessary calculations have been completed, there may be a delay between the expiration date of the rights offering and the time that the shares are issued.

Because we will have broad discretion over the use of the net proceeds from the rights offering, you may not agree with how we use the proceeds.

We intend to use the net proceeds in connection with the redevelopment, predevelopment and repositioning and development of existing properties, investments in new opportunities, to make payments contemplated by the Plan and general corporate purposes. However, we may allocate the proceeds among these purposes as we determine is appropriate. In addition, economic and financial market conditions may require us to allocate portions of the net proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner that you consider appropriate.

Our ability to utilize our NOLs to reduce future tax payments may be limited as a result of this rights offering and future transactions.

Section 382 of the Internal Revenue Code, or the Code, contains rules that limit the ability of a company that undergoes an ownership change, which is generally any change in ownership by certain stockholders of more than 50% of its stock over a three-year period, to utilize its NOLs after the ownership change. These rules generally operate by focusing on ownership changes involving stockholders who directly or indirectly own 5% or more of the stock of a company and any change in ownership arising from a new issuance of stock by the Company. Generally, if an ownership change occurs, the annual taxable income limitation on the use of NOLs is equal to the product of the applicable long term tax exempt rate and the value of the Company's stock immediately before the ownership change.

It is possible that this rights offering when combined with prior and future transactions (including issuances of new shares of our common stock and sales of shares of our common stock) will cause us to undergo an ownership change. In that event, we generally would not be able to use our pre-change losses prior to such ownership change to offset future taxable income in excess of the annual limitations imposed by Section 382.

In order to protect our ability to utilize our NOLs and certain other tax attributes, our certificate of incorporation includes certain transfer restrictions with respect to our stock, which may limit the liquidity of our common stock.

To reduce the risk of a potential adverse effect on our ability to use our NOLs and certain other tax attributes for U.S. federal income tax purposes, our certificate of incorporation contains certain transfer restrictions with respect to our stock by substantial stockholders. These restrictions may adversely affect the ability of certain holders of our common stock to dispose of or acquire shares of our common stock and may have an adverse impact on the liquidity of our stock generally.

Our certificate of incorporation may require certain holders of subscription rights to seek approval from our board of directors to exercise some of their subscription rights.

In order to help preserve our ability to utilize certain tax benefits primarily associated with the Company’s NOLs, our certificate of incorporation generally prohibits transfers or sales of stock that would result in a person or group of persons becoming a 4.75% stockholder, or that would result in the increase or decrease by a person or group of persons that is an existing 4.75% stockholder of its percentage ownership interest, unless the transferor or the transferee obtains the prior written approval of the board of directors. As a result, there are limitations on the exercise of basic subscription rights and oversubscription rights by stockholders to the extent such exercise would otherwise be prohibited by these provisions in our certificate of incorporation.

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The board of directors intends to waive the applicability of the foregoing provisions of the Company’s certificate of incorporation in connection with the exercise by any holder of its basic and, if applicable, oversubscription rights, to the extent that the exercise of such rights is not expected to have a material impact on the Company’s ability to utilize its NOLs. Such determination will be made by the board of directors, in its discretion, as promptly as practicable following the expiration of the rights offering and the Company’s receipt of all requested information related to the exercise by each holder of its basic and, if applicable, oversubscription privilege, and the effect of such exercise on the Company’s ability to utilize its NOLs, and may result in some or all of a holder’s subscription being reduced or rejected. If some or all of a holder’s subscription is reduced or rejected, then the applicable subscription price will be returned to the holder as promptly as practicable.

The net proceeds we receive from the rights offering and the Standby Purchaser Private Placement may be less than currently anticipated because we have reserved the right to reduce the size of the rights offering and/or the Standby Purchaser Private Placement if we determine that such reduction is necessary or advisable to preserve our ability to utilize the full benefits of our NOLs and related tax benefits.

Although the Company currently believes this is unlikely to occur, we have reserved the right to reduce the size of the rights offering and/or the number of shares issuable pursuant to the Investment Agreement, subject to the terms and conditions of the Investment Agreement, if we determine that such reduction is necessary or advisable to preserve our ability to utilize the full benefits of our NOLs and related tax benefits, and as a result the net proceeds we receive from the rights offering and the Standby Purchaser Private Placement may be lower than currently anticipated.

If you do not act timely and follow the subscription instructions, your exercise of subscription rights will be rejected.

Stockholders that desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date of the rights offering. If you are a beneficial owner of shares, you must act timely to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering period. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering period. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering prior to the expiration of the rights offering period, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether the exercise of your subscription rights properly and timely follows the subscription procedures.

If you make payment of the subscription price by uncertified personal check, your check may not clear in sufficient time to enable you to purchase shares in the rights offering.

Any uncertified personal check used to pay the subscription price in the rights offering must clear prior to the expiration date of the rights offering, and the clearing process may require five or more business days. As a result, if you choose to use an uncertified personal check to pay the subscription price, it may not clear prior to the expiration date, in which event you would not be eligible to exercise your subscription rights. You may eliminate this risk by paying the subscription price by wire or bank draft drawn on a U.S. bank or a U.S. postal money order.

Because the subscription rights are non-transferable, there is no market for the subscription rights.

You may not sell, transfer or assign your subscription rights to anyone else. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value that may be embedded in the subscription rights.

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Additional Risks Related to our Common Stock

Our common stock is thinly traded and the price of our common stock may fluctuate significantly.

Our common stock is thinly traded.  We cannot assure stockholders that an active market for our common stock will develop in the foreseeable future or, if developed, that it will be sustained.  As a result stockholders may not be able to resell their common stock. Our common stock is currently quoted for trading on the OTC Markets. For companies whose securities are traded in the OTC Markets, it is often more difficult to obtain accurate quotations, to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and to obtain needed capital.

Because our common stock is thinly traded, even small trades can have a significant impact on the market price of our common stock. Volatility in the market price of our common stock may prevent stockholders from being able to sell their shares at or above the price paid for such shares. The market price could fluctuate significantly for various reasons, many of which are beyond our control, including:

•	volatility in global and/or U.S. equities markets;

•	changes in the real estate markets in which we operate;

•	our ability to develop, re-develop or sell the Trinity Place Property and our other properties;

•	our financial results or those of other companies in our industry;

•	the public’s reaction to our press releases and other public announcements and our filings with the SEC;

•	new laws or regulations or new interpretations of laws or regulations applicable to our business;

•	changes in general conditions in the United States and global economies or financial markets, including those resulting from war, incidents of terrorism or responses to such events;

•	the potential issuance of additional shares of common stock;

•	sales of common stock by our executive officers, directors and significant stockholders;

•	changes in accounting standards, policies, guidance, interpretations or principles; and

•	other factors described in our filings with the SEC, including among others in connection with the risks noted herein.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline and may impair our ability to raise capital in the future.

Finance transactions resulting in a large amount of newly issued shares that become readily tradable, including the rights offering, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of our stock. In addition, the lack of a robust resale market may require a stockholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock.

If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, including the ending of restrictions on resale of substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options, the market price of our common stock could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. In addition, until our common stock is more widely held and actively traded small sales or purchases will likely cause the price of our common stock to fluctuate dramatically up or down without regard to our financial health or business prospects.

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Stockholders may experience dilution of their ownership interests because of the future issuance of additional shares of our common stock.

In the future, we may issue additional equity securities in capital raising transactions or otherwise, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 120,000,000 shares of capital stock consisting of 79,999,997 shares of common stock, one share of Series A preferred stock, one share of Series B preferred stock, one share of a class of special stock and 40,000,000 shares of blank-check preferred stock. As of September 10, 2015, there were 20,131,928 shares of our common stock, one share of our Series A preferred stock, one share of Series B preferred stock and one share of special stock outstanding.

If we issue all 6,666,667 shares of common stock available in this rights offering and Standby Purchaser Private Placement (assuming the rights offering is fully subscribed by existing stockholders and the Standby Purchaser therefore acquires the full Minimum Allocation of 1,666,667 Additional Shares issuable pursuant to the Investment Agreement), we would have 26,798,595 shares of common stock issued and outstanding following the completion of the rights offering and the Standby Purchaser Private Placement.

Any future issuance of our equity securities may dilute then-current stockholders’ ownership percentages and could also result in a decrease in the fair market value of our equity securities, because our assets would be owned by a larger pool of outstanding equity. We may need to raise additional capital through public or private offerings of our common stock or other securities that are convertible into or exercisable for our common stock. We may also issue such securities in connection with hiring or retaining employees and consultants, as payment to providers of goods and services, in connection with future acquisitions and investments, development, redevelopment and repositioning of assets, or for other business purposes.  Our board of directors may at any time authorize the issuance of additional common stock without stockholder approval, unless the approval of our common stockholders or the holder of our Series A preferred stock is required by applicable law, rule or regulation or our certificate of incorporation. The terms of preferred equity securities issued by us in future transactions may be more favorable to new investors, and may include dividend and/or liquidation preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect. Also, the future issuance of any such additional shares of common stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that any such future issuances will not be at a price or have exercise prices below the price at which shares of the common stock are then traded.

The holder of our Series A preferred stock has certain voting rights and the holders of our Series A preferred stock and special stock have the right to appoint members to our board of directors and, consequently, the ability to exert significant influence over us.

Our certificate of incorporation provides for certain rights in favor of the holder of the Series A preferred stock until such time as the General Unsecured Claim Satisfaction has occurred, including substantial voting rights and the right to elect two individuals to our board of directors (one of whom is the “independent director” nominated by the directors elected by the holders of common stock, with the reasonable consent of the holder of the Series A preferred stock). In addition, in connection with the investment in the Company by Third Avenue, a beneficial holder of over 16% of the Company’s common stock, Third Avenue was issued one share of a class of special stock and the Company’s certificate of incorporation was amended to provide that, subject to the other terms and conditions of the Company’s certificate of incorporation, from the issuance of the one share of special stock and until the “Special Stock Ownership Threshold” (which is 2,345,000 out of the 3,369,444 shares of common stock purchased by Third Avenue) is no longer satisfied, Third Avenue has the right to elect one director to the board of directors, and the total number of directors that constitute the board of directors elected by the holders of common stock was reduced from three to two. As a result of these voting rights and the right to elect members of our board of directors, these stockholders are expected to be able to exert significant influence over our policies and management, potentially in a manner which may not be in our best interests or the best interests of the other stockholders, until such time as a General Unsecured Claim Satisfaction has occurred and the Special Stock Ownership Threshold is no longer satisfied, as applicable.

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Over 50% of our shares of common stock are currently controlled by three of our stockholders who may have the ability to influence the election of directors and the outcome of matters submitted to our stockholders.

Over 50% of our shares of common stock are controlled by three of our stockholders, prior to the rights offering. As a result, these stockholders may have the ability to significantly influence the outcome of issues submitted to our stockholders. The interests of these stockholders may not always coincide with our interests or the interests of other stockholders, and they may act in a manner that advances their best interests and not necessarily those of other stockholders. The concentration of ownership could also deter unsolicited takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

In addition, if no stockholders other than Third Avenue exercise their subscription rights in the rights offering, the Standby Purchaser will own 4,333,333 shares of common stock (after giving effect to the sale of 3,333,333 shares of common stock in the Standby Purchaser Private Placement), representing approximately 17.83% of our outstanding shares of common stock.

We have not paid dividends on our common stock in the past and do not expect to pay dividends on our common stock for the foreseeable future. Any return on investment may be limited to the value of our common stock.

No cash dividends have been paid on our common stock. We expect that any income received from operations will be devoted to our future operations and growth. We do not expect to pay cash dividends on our common stock in the near future. The payment of any dividends on the common stock is currently strictly limited by the terms of our certificate of incorporation, which provides that dividends (other than in common stock and in other limited circumstances) are not payable until after payment required to be made to the former Majority Shareholder are made in full. Accordingly, the Company has no intention of and is unable to pay dividends to the holders of common stock until at least such time as the Company’s distribution obligations under the Plan have been satisfied. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and such other factors as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on an investor’s investment will only occur if our stock price appreciates.

Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could delay or prevent a change in control of our company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. In addition to the matters identified in the risk factors above relating to the provisions of our certificate of incorporation, these provisions include:

•	a classified board of directors with two-year staggered terms;

•	rights of the holders of the Series A preferred stock and special stock to appoint a majority of the members of our board of directors;

•	limitations in our certificate of incorporation on acquisitions and dispositions of our common stock designed to protect our NOLs and certain other tax attributes;

•	vacancies in the two directorships elected by the holders of our common stock, or the EC Directors, may be filled only by a majority of the remaining EC Directors then in office or, if there are no such EC Directors in office, by a majority of the remaining members of the board of directors; and

•	authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock.

In addition, until the occurrence of a General Unsecured Claim Satisfaction the final payment to the former Majority Shareholder, the Company will remain under the jurisdiction of the Bankruptcy Court and continue to operate under the terms and restrictions of the Plan, which allows the Company to take certain actions by order of the Bankruptcy Court without first obtaining stockholder approval.

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These and other provisions in our certificate of incorporation and bylaws and under Delaware law could discourage potential takeover attempts, reduce the price that investors might be willing to pay in the future for shares of common stock and result in the market price of the common stock being lower than it would be without these provisions.

Risks Related to Our Business

We have a limited operating history and have not generated a profit and consequently our business plan is difficult to evaluate and our long term viability cannot be assured.

Our prospects for financial success are difficult to assess because we have a limited operating history since emergence from bankruptcy and, more recently, as a going concern. The predecessor to the Company filed for Chapter 11 relief on November 2, 2011, and the Company emerged from bankruptcy on September 14, 2012. The Company resumed reporting on the going concern basis of accounting on February 10, 2015. Since emergence from bankruptcy, we have generated limited revenues and had negative cash flow from operations and the development of our business plan will require substantial capital expenditures. Our business could be subject to any or all of the problems, expenses, delays and risks inherent in the establishment of a new business enterprise, including, but not limited to capital resources. There can be no assurance that our business will be successful, that we will be able to achieve or maintain a profitable operation, or that we will not encounter unforeseen difficulties that may deplete our capital resources more rapidly than anticipated. There can be no assurance that we will achieve or sustain profitability or positive cash flows from our operating activities.

Much of our current business plan is focused on the development or sale of the Trinity Place Property, and an inability to execute this business plan could have a material adverse effect on our results of operations.

Our business plan includes the development, redevelopment and/or sale of our remaining commercial real estate properties and in particular the development or sale of the Trinity Place Property. The Trinity Place Property currently makes up a majority of our assets. As a result, our revenues and future growth are heavily dependent on the success of implementing our business plan to develop or sell the Trinity Place Property, which is currently in pre-development. An inability to successfully execute our business plan with respect to the Trinity Place Property could have a material adverse effect on our results of operations.

Our revenues and the value of our portfolio are affected by a number of factors that affect investments in leased real estate generally.

We are subject to the general risks of investing in and owning leased real estate. These include the ability to secure leases with new tenants, the non-performance of lease obligations by tenants, leasehold improvements that will be costly or difficult to remove or certain upgrades that may be needed should it become necessary to re-rent the leased space for other uses, rights of termination of leases due to events of casualty or condemnation affecting the leased space or the property or due to interruption of the tenant’s quiet enjoyment of the leased premises, and obligations of a landlord to restore the leased premises or the property following events of casualty or condemnation. The occurrence of any of these events could adversely impact our results of operations, liquidity and financial condition. In addition, if our competitors offer space at rental rates below our current rates or the market rates, we may lose current or potential tenants to other properties in our markets. Additionally, we may need to reduce rental rates below our current rates in order to retain tenants upon expiration of their leases or to attract new tenants. Our results of operations and cash flow may be adversely affected as a result of these factors.

We may be unable to lease vacant space, renew our current leases, or re-lease space as our current leases expire.

We cannot assure you that leases at our properties will be renewed or that such properties will be re-leased at favorable rental rates. If the rental rates for our properties decrease, our tenants do not renew their leases or we do not re-lease a significant portion of our available space, including vacant space resulting from tenant defaults or space that is currently unoccupied, and space for which leases are scheduled to expire, our financial condition, results of operations and cash flows could be materially adversely affected. In addition, if we are unable to renew leases or re-lease a property, the resale value of that property could be diminished because the market value of a particular property will depend in part upon the value of the leases of such property.

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Competition may adversely affect our ability to attract and retain tenants and to purchase properties.

There are numerous commercial developers, real estate companies, financial institutions and other investors with greater financial resources than we have that compete with us in seeking tenants who will lease space in our properties and properties for acquisition. Our competitors include real estate investment trusts, financial institutions, private funds, insurance companies, pension funds, private companies, family offices, sovereign wealth funds and individuals. This competition may result in a higher cost for properties than we wish to pay. In addition, retailers at our properties face increasing competition from outlet malls, discount shopping clubs, e-commerce, direct mail and telemarketing, which could reduce rents payable to us and reduce our ability to attract and retain tenants at our properties leading to increased vacancy rates at our properties.

We may become subject to the risks associated with partnerships and joint ventures.

Although we do not currently have joint ventures, we may become involved in partnerships and/or joint ventures in the future with respect to current or future properties.  Partnerships and joint venture investments may involve risks not otherwise present for investments made or owned solely by us, including the possibility that our partner or co-venturer might become bankrupt, or may take action contrary to our instructions, requests, policies or objectives. Other risks of joint venture investments include impasse on decisions, such as a sale, because neither we nor a joint venture partner would have full control over the joint venture, activities conducted by a partner that have a negative impact on the joint venture or us, and disputes with our partner. Also, there is no limitation under our organizational documents as to the amount of our funds that may be invested in joint ventures.

Our ability to develop and/or redevelop our properties and enter into new leases with tenants will depend on our obtaining certain permits, site plan approvals and other governmental approvals from local municipalities, which we may not be able to obtain on a timely basis or at all.

In order to develop and/or redevelop our properties, we will be required to obtain certain permits, site plan approvals or other governmental approvals from local municipalities. We may not be able to secure all the necessary permits or approvals on a timely basis or at all, which may prevent us from developing and/or redeveloping our properties according to our business plan.  The specific permit and approval requirements are set by the state and the various local jurisdictions, including but not limited to city, town, county, township and state agencies having control over the specific properties. Lack of permits and approvals to develop and/or redevelop our properties could severely and adversely affect our business.

We have generated minimal revenues from operations and have limited cash resources, and may be reliant on external sources of financing to fund operations in the future.

Our revenue generating activities have not yet produced sufficient funds for profitable operations. Our continued operation will be dependent upon the success of future operations and will likely require raising additional financing on acceptable terms. We have relied and may continue to rely substantially upon equity and debt financing to fund our ongoing operations. There can be no assurance that additional sources of financing would be available to the Company on commercially favorable terms should our capital requirements exceed cash available from operations and existing cash and cash equivalents.

The loss of key personnel upon whom we depend to operate our business or the inability to attract additional qualified personnel could adversely affect our business.

We believe that our future success will depend in large part on our ability to retain or attract highly qualified management and other personnel, including in particular our Chief Executive Officer, Matthew Messinger. We may not be successful in retaining key personnel or in attracting other highly qualified personnel. Any inability to retain or attract qualified management and other personnel would have a material adverse effect on our business, results of operations and financial condition.

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The failure of our wholly-owned subsidiary to repay the outstanding mortgage loan and any liability the Company incurs as a result of the financing arrangements and guarantees of the Company required by that loan could have a material and adverse impact on our financial condition, results of operations and cash flows.

The failure by our wholly-owned subsidiary to make scheduled repayments under the loan agreement entered into in February 2015, or the default of any of its obligations under the loan, may have an adverse impact on the Company’s financial condition, results of operations and cash flows.  Upon the occurrence of an event of default, our subsidiary may be required to immediately repay all amounts outstanding under the loan and the lenders may exercise other remedies available to them, including foreclosing on the Trinity Place Property.  See Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources and Note 10 to the Company’s consolidated financial statements (Loan Payable) in the Company’s 2014 Annual Report, for further discussion regarding the loan transaction.

If certain of our obligations are not satisfied by specific dates, the Plan and our certificate of incorporation provide for certain changes in control.

As of July 9, 2015, the Company believes that the remaining estimated aggregate allowed amount and cash distributions of creditor claims ($0.2 million), excluding claims covered by insurance, together with the net amount due to the former Majority Shareholder ($7.1 million) and the multiemployer pension plan ($3.8 million payable through 2019) under the Plan is approximately $11.1 million. If there has not been a General Unsecured Claim Satisfaction by October 1, 2016, then the Company’s certificate of incorporation provides for the board of directors to automatically increase to nine members, seven of which are to be elected by the holder of the Series A preferred stock. Also, if a General Unsecured Claim Satisfaction has occurred but the required payment to the former Majority Shareholder has not been made by October 16, 2016, then the board of directors will automatically be adjusted to have four members, three of whom are to be elected by the former Majority Shareholder. In each case, the board of directors will remain controlled by the holder of the Series A preferred stock or the former Majority Shareholder, as applicable, until the required payments are made. Although the Company currently anticipates that all required payments will be made prior to the requisite dates, there can be no assurance as to the precise timing of these payments.

Proceeds from the monetization of the Company’s assets, after the payment of budgeted costs and transaction expenses, generally must be used to pay the Company’s obligations under the Plan until such time as a General Unsecured Claim Satisfaction has occurred and the required payments to the former Majority Shareholder are made.

Under the Plan, any proceeds generated from the monetization of the Company’s assets are generally first used to pay transaction expenses and to fund the Company’s operating budget. All net proceeds must then be used to satisfy Allowed Claims under the Plan and the Majority Shareholder redemption payment. As of July 9, 2015, the Company believes that the remaining estimated aggregate allowed amount and cash distributions of creditor claims ($0.2 million), excluding claims covered by insurance, together with the net amount due to the former Majority Shareholder ($7.1 million) and the multiemployer pension plan ($3.8 million payable through 2019) under the Plan is approximately $11.1 million. Only if there are proceeds remaining after the satisfaction of such obligations under the Plan can they be used in the business of the Company or distributed to stockholders.

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USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of our common stock offered in the rights offering and the issuance of Additional Shares in the Standby Purchaser Private Placement, after deducting estimated offering expenses, will be approximately $39,575,000 if the rights offering is fully subscribed. However, depending on the extent to which the rights offering is actually subscribed, the extent to which the board of directors waives the protective provisions of the Company’s certificate of incorporation with respect to certain significant stockholders and the number of shares actually issued pursuant to the Standby Purchaser Private Placement, net proceeds may be less than this amount. We estimate that the expenses of the rights offering, including matters related to the Investment Agreement, will be approximately $425,000.

We intend to use the net proceeds in connection with the redevelopment, predevelopment and repositioning and development of existing properties, investments in new opportunities, to make payments contemplated by the Plan and general corporate purposes. Until we use the net proceeds, we may invest them temporarily in liquid short-term securities.

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the OTCQB under the symbol “TPHS.” The following table sets forth the high and low bid quotations for our common stock for the periods indicated as reported by the OTCQB.

	High	Low
Fiscal Year Ended February 27, 2016:
Third Quarter (through September 10, 2015)	$6.30	$6.10
Second Quarter	$8.01	$6.00
First Quarter	$8.40	$6.50

Fiscal Year Ended February 28, 2015:
Fourth Quarter	$7.25	$6.25
Third Quarter	6.60	5.75
Second Quarter	6.10	5.76
First Quarter	8.20	5.52

Fiscal Year Ended March 1, 2014:
Fourth Quarter	$5.75	$4.15
Third Quarter	5.50	4.15
Second Quarter	5.75	3.62
First Quarter	7.20	5.25

As of September 10, 2015, there were 225 stockholders of record of our common stock.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of May 30, 2015 (i) on an actual basis and (ii) as adjusted to give effect to the sale of all 6,666,667 shares available in the rights offering and pursuant to the Investment Agreement (assuming the rights offering is fully subscribed by existing stockholders and the Standby Purchaser is issued the full Minimum Allocation of 1,666,667 Additional Shares pursuant to the Investment Agreement) at a subscription price of $6.00 per share, before deducting estimated offering expenses. The following information should be read in conjunction with our consolidated financial statements and the notes thereto incorporated by reference in this prospectus.

	As of May 30, 2015
	Actual	As Adjusted(1)
	(unaudited)
	(in thousands, except share amounts)
Cash and cash equivalents	$19,453	$59,453
Restricted cash	6,987	6,987
Total Cash	$26,440	$66,440
Loan payable, including current portion	$40,000	$40,000
Stockholders’ equity:
Common stock, $0.01 par value—authorized, 79,999,997 shares; issued and outstanding, 20,121,619 shares actual, 26,788,286 shares as adjusted.	247	314
Preferred stock, $0.01 par value—authorized, 2 shares; issued and outstanding, 2 shares (actual and as adjusted).	-	-
Special stock, $0.01 par value—authorized, 1 share; issued and outstanding , 1 share (actual and as adjusted).	-	-
Designation preferred stock, $0.01 par value—authorized, 40,000,000 shares; zero shares issued and outstanding (actual and as adjusted)	-	-
Additional paid-in capital	42,895	82,828
Treasury stock, at cost; 4,590,185 shares of common stock	(48,230)	(48,230)
Retained earnings	6,208	6,208
Accumulated other comprehensive income (loss)	(1,476)	(1,476)
Total stockholders’ (deficit) equity	(356)	39,644
Total capitalization	$39,644	$79,644

(1) Assumes the rights offering is fully subscribed and the full Minimum Allocation of 1,666,667 Additional Shares are issued to the Standby Purchaser pursuant to the Investment Agreement. Depending on the extent to which the rights offering is actually subscribed, the extent to which the board of directors waives the protective provisions of the Company’s certificate of incorporation with respect to certain significant stockholders and the number of shares actually issued pursuant to the Standby Purchaser Private Placement, amounts may be less than presented.

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THE RIGHTS OFFERING

Before deciding whether to exercise your subscription rights, you should carefully read this prospectus, including the information set forth under the heading “Risk Factors” and the information that is incorporated by reference into this prospectus, including our Quarterly Report on Form 10-Q for the quarter ended May 30, 2015 and our 2014 Annual Report.

The Subscription Rights Generally

We are distributing to holders of our common stock as of 5:00 p.m., New York time, on             , 2015, which is the record date for this rights offering, at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive 0.248362 subscription rights for each share of common stock you owned as of 5:00 p.m., New York time, on the record date. The total number of subscription rights issued to each holder will be rounded down to the nearest whole number.

The subscription rights will be evidenced by subscription rights certificates. Each subscription right includes a basic subscription privilege and an oversubscription privilege which are described in greater detail below. Subscription rights may be exercised at any time during the subscription period, which commences on             , 2015, through the expiration date for the rights offering, which is 5:00 p.m., New York time, on             , 2015. You are not required to exercise any of your subscription rights.

Subscription Privilege

We will distribute 0.248362 subscription rights to each holder of record of common stock for each share of common stock held by such holder. The total number of subscription rights issued to each holder will be rounded down to the nearest whole number. Each whole subscription right will entitle you to purchase one share of common stock at a subscription price of $6.00 per share. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

Oversubscription Privilege

If all of our stockholders do not exercise all of the subscription rights issued to them in this rights offering, then each holder who has exercised subscription rights in full, other than the Standby Purchaser, which has waived its oversubscription right, will have the opportunity to purchase additional shares of our common stock at the subscription price of $6.00 per share under the oversubscription right. By extending oversubscription rights to our stockholders, we are providing those holders who have exercised all of their subscription rights with an opportunity to purchase shares that are not purchased by other stockholders in this rights offering.

If sufficient shares of common stock are available, we will seek to honor your oversubscription request in full. If, however, there are not enough shares available to fully satisfy all oversubscription right requests, we will allocate the available shares of common stock pro rata among those stockholders exercising their oversubscription privilege in proportion to the product (rounded to the nearest whole number so that the subscription price multiplied by the aggregate number of shares does not exceed the aggregate offering amount) obtained by multiplying the number of shares such stockholder subscribed for under the oversubscription privilege by a fraction the numerator of which is the number of unsubscribed shares and the denominator of which is the total number of shares sought to be subscribed for under the oversubscription privilege by all holders participating in such oversubscription. The subscription agent will return any excess payments by mail without interest or deduction as soon as reasonably practical after the expiration date.

In order to properly exercise your oversubscription privilege, you must deliver the subscription payment related to your oversubscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your oversubscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you (i.e., for the maximum number of shares of common stock available to you, assuming you fully exercise your basic subscription privilege and are allotted the full amount of your oversubscription as elected by you).

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We can provide no assurance that you will actually be entitled to purchase the number of shares issuable upon the exercise of your oversubscription privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the oversubscription privilege if all of our stockholders exercise their basic subscription privileges in full, and we will only honor an oversubscription privilege to the extent a sufficient amount of shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.

To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the oversubscription privilege is less than the amount you actually paid in connection with the exercise of the oversubscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty. To the extent the amount you actually paid in connection with the exercise of the oversubscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the oversubscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the oversubscription privilege.

Subscription Price

Our board of directors considered a number of factors in determining the price for the rights offering, including:

•	the price per share at which the Standby Purchaser was willing to serve as the Standby Purchaser;

•	a range of likely values attributable to the Company’s assets in different scenarios;

•	the price at which our stockholders might be willing to participate in the rights offering;

•	historical and current trading prices for our common stock, which is generally thinly traded, including on a volume weighted average share price basis over certain periods; and

•	the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis.

Because we do not generate significant revenues, have negative income, our value is based principally on assets that are hard to value, and we are aware of no comparable publicly traded “peer” companies, comparisons to companies on such traditional metrics as discounted cash flow, multiples of EBITDA and/or publicly traded comparable companies or similar calculations are not as relevant for us as for some companies. See “Risk Factors—The subscription price determined for the rights offering is not an indication of the fair value of our common stock.”

The chairman of our board of directors, Alexander Matina, is also a representative of the Standby Purchaser. Mr. Matina recused himself from the determination by the board of the subscription price.

Expiration Time and Date

The subscription rights will expire at 5:00 p.m., New York time, on             , 2015, unless we extend it. We reserve the right to extend the subscription period at our sole discretion, subject to the consent rights of the Standby Purchaser and Third Avenue. If the expiration date of the rights offering is so extended, we will give oral or written notice to the subscription and information agent on or before the scheduled expiration date and we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the rights offering. You must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price, to the subscription agent prior to 5:00 p.m., New York time, on             , 2015, unless the expiration date is extended. After the expiration of the rights offering period, all unexercised subscription rights will be null and void. We will not be obligated to honor any purported exercise of subscription rights which the subscription agent receives after the expiration of the offering, regardless of when you sent the documents regarding that exercise. Shares purchased in the rights offering will be issued, and any subscription payments for shares not allocated or validly purchased will be sent, as soon as practicable following the expiration date of the rights offering.

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Shares of Common Stock Outstanding After the Rights Offering

As of September 10, 2015, there were 20,131,928 shares of our common stock issued and outstanding (excluding 4,596,543 shares held in treasury). We will issue up to a maximum of 6,666,667 shares of common stock in the rights offering and pursuant to the Investment Agreement with the Standby Purchaser. Based on the number of shares issued and outstanding as of September 10, 2015, if we issue all 5,000,000 shares of common stock available in this rights offering and 1,666,667 Additional Shares to the Standby Purchaser pursuant to the Investment Agreement, we would have 26,798,595 shares of common stock issued and outstanding following the completion of the rights offering, excluding shares held in treasury. The actual number of shares of common stock that will be outstanding following the rights offering will depend on the extent to which the rights offering is subscribed by existing stockholders and the extent to which the board of directors waives the protective provisions of the Company’s certificate of incorporation described above with respect to certain significant stockholders that exercise their subscription rights.

The shares of our common stock are quoted on the OTCQB under the symbol “TPHS.”

Reasons for the Rights Offering

We are conducting the rights offering in order to raise additional capital and to improve and strengthen our financial position. We intend to use the net proceeds in connection with the redevelopment, predevelopment and repositioning and development of existing properties, for investments in new opportunities, to make payments contemplated by the Plan and for general corporate purposes.

In authorizing the rights offering, our board of directors considered and evaluated a number of factors, including:

•	our current capital resources and our future need for additional liquidity and capital;

•	our need for increased financial flexibility in order to enable us to achieve our business plan;

•	the size and timing of the rights offering;

•	the potential dilution to our current stockholders if they choose not to participate in the offering;

•	alternatives available for raising capital, including debt and other forms of equity raises;

•	the impact of potential alternatives for raising equity capital on the Company’s ability to utilize its NOLs;

•	the potential impact of the rights offering on the public float for our common stock; and

•	the fact that existing stockholders would have the opportunity to participate on a pro rata basis to purchase additional shares of common stock, subject to the restrictions in the Company’s certificate of incorporation.

The chairman of our board of directors, Alexander Matina, is also a representative of the Standby Purchaser. Mr. Matina recused himself from the determination by the board of directors to proceed with the rights offering.

The net proceeds to us, after deducting estimated offering expenses, will be $39,575,000 assuming all 5,000,000 shares are issued in the rights offering and the full Minimum Allocation of 1,666,667 Additional Shares are issued to the Standby Purchaser pursuant to the Investment Agreement. However, depending on the extent to which the rights offering is actually subscribed, the extent to which the board of directors waives the protective provisions of the Company’s certificate of incorporation with respect to certain significant stockholders and the number of shares actually issued pursuant to the Standby Purchaser Private Placement, net proceeds may be less than this amount. We estimate that the expenses of the rights offering will be approximately $425,000.

Limitations on the Purchase of Shares of Common Stock

Subject to your ability to exercise the oversubscription privilege, you may only purchase the number of whole shares of common stock purchasable upon exercise of the basic subscription privilege included in the subscription rights distributed to you in the rights offering. Accordingly, the number of shares of common stock that you may purchase in the rights offering is limited by the number of our shares of common stock you held on the record date. Although stockholders that fully and properly exercise their basic subscription privilege have the right to exercise the oversubscription privilege, there can be no assurances of the number of shares that a holder will be able to acquire through the exercise of the oversubscription privilege. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

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In addition, in order to help preserve our ability to utilize certain tax benefits primarily associated with the Company’s NOLs, our certificate of incorporation generally prohibits transfers or sales of stock that would result in a person or group of persons becoming a 4.75% holder, or that would result in the increase or decrease by a person or group of persons that is an existing 4.75% holder of its percentage ownership interest, unless the transferor or the transferee obtains the prior written approval of the board of directors. As a result, there are limitations on the exercise of basic subscription rights and oversubscription rights by stockholders to the extent such exercise would otherwise be prohibited by these provisions in our certificate of incorporation.

Any stockholder that (X) wishes to exercise its basic subscription privilege in this rights offering and (Y) either (i) currently holds 956,265 or more shares of the Company’s common stock (i.e. approximately 4.75% of the Company’s outstanding shares of capital stock as of the date of this prospectus), or (ii) currently holds less than 956,265 shares of the Company’s common stock, but is subscribing for a number of shares through the exercise of its basic subscription privilege and, if applicable, oversubscription privilege, that would, if accepted by the Company, result in such stockholder holding 1,154,300 or more shares of Company’s common stock following closing of the rights offering (i.e. approximately 4.75% of the Company’s outstanding shares of capital stock as of the date of this prospectus on a pro forma basis giving effect to the minimum number of shares that will be issued in this rights offering, assuming no stockholder other than Third Avenue exercises its subscription privilege and as a result the Standby Purchaser purchases 3,333,333 shares of common stock), must submit additional information to the Company in connection with the exercise of such stockholder’s basic subscription privilege, and, if applicable, oversubscription privilege, as provided in the subscription exercise materials, so that the board of directors may determine to what extent the exercise of the basic and, if applicable, oversubscription privilege by such stockholder would result in a change in such stockholder’s percentage ownership interest in the Company.

As of May 30, 2015, we had U.S. federal NOLs, totaling approximately $208.7 million. The benefit of our NOLs can be reduced or eliminated under Section 382 of the United States Internal Revenue Code, as amended, or the Code, if we experience an “ownership change,” as defined in Section 382 of the Code. An ownership change can occur through one or more acquisitions of our stock by which certain stockholders or groups of stockholders increase their ownership of our stock, within the meaning of Section 382, by more than 50 percentage points in the aggregate within a three-year period.

The board of directors intends to waive the applicability of the foregoing provisions of the Company’s certificate of incorporation in connection with the exercise by any holder of its basic and, if applicable, oversubscription rights, to the extent that the exercise of such rights is not expected to have a material impact on the Company’s ability to utilize its NOLs. Such determination will be made by the board of directors, in its discretion, as promptly as practicable following the expiration of the rights offering and the Company’s receipt of all requested information related to the exercise by each holder of its basic and, if applicable, oversubscription privilege, and the effect of such exercise on the Company’s ability to utilize its NOLs, and may result in some or all of a holder’s subscription being reduced or rejected. If some or all of a holder’s subscription is reduced or rejected, then the applicable subscription price will be returned to the holder as promptly as practicable.

In addition, although the Company currently believes this is unlikely to occur, the board of directors reserves the right to reduce the size of the rights offering and/or the number of shares issuable pursuant to the Investment Agreement, subject to the terms and conditions of the Investment Agreement, if the board of directors determines such reduction is advisable to protect the Company’s ability to utilize its NOLs. In making such determination, the board of directors and the Company’s tax advisors will evaluate such factors as they deem reasonable and appropriate, including, among others, the need for the Company to maintain an appropriate “cushion”, determined by the Company at its discretion in consultation with its tax advisors, to protect against experiencing an “ownership change” within the meaning of Section 382 of the Code. If the Company determines to reduce the number of shares issued and sold pursuant to the rights offering and/or the Investment Agreement, it will attempt to do so, as nearly as may be practicable, in the following order of priority: (A) first, to reduce the number of shares that would be otherwise issuable under validly exercised rights pursuant to the oversubscription privilege; provided, that the application of such reduction may be different with respect to different holders of rights, depending on the circumstances; (B) second, to reduce the number of shares purchased by the Standby Purchaser pursuant to its backstop commitment to purchase up to a maximum of 3,333,333 shares less the number of shares purchased by the Standby Purchaser in the rights offering, but not below the Minimum Allocation; (C) third, to reduce the number of shares that would be otherwise issuable under validly exercised rights pursuant to the basic subscription privilege; provided, that the application of such reduction may be different with respect to different holders of rights, depending on the circumstances; and (D) fourth, to reduce the number of shares that would be otherwise issuable pursuant to the Minimum Allocation; provided, that prior to any such reduction with respect to shares issuable to the Standby Purchaser, the Company will consult with the Standby Purchaser and consider any reasonable suggestions from the Standby Purchaser regarding the reduction of such shares otherwise issuable to the Standby Purchaser.

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In addition, we will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control the shares and if, at the time the rights offering expires, you have not obtained this clearance or approval.

Investment Agreements

We have entered into an Investment Agreement with the Standby Purchaser. Pursuant to the Investment Agreement, the Standby Purchaser has agreed to purchase from us, subject to the satisfaction or waiver of certain conditions, including the timely completion of the rights offering, the shares of common stock not subscribed for in the rights offering, up to a maximum of 3,333,333 shares less the number of shares purchased by the Standby Purchaser in the rights offering, at a price per share equal to the subscription price of the rights offering. If the number of unsubscribed shares of common stock purchased by the Standby Purchaser pursuant to the Investment Agreement is less than 1,666,667 shares, or the Minimum Allocation, we will issue and sell to the Standby Purchaser a number of shares of common stock equal to the excess of the Minimum Allocation over the number of shares purchased by the Standby Purchaser pursuant to the Investment Agreement, or the Additional Shares. The unsubscribed shares sold to the Standby Purchaser and the Additional Shares, if any, are being offered and sold to the Standby Purchaser in a private placement. The chairman of our board of directors, Alexander Matina, is a representative of the Standby Purchaser. Mr. Matina recused himself from the deliberations by the board of directors regarding the approval of the Investment Agreement.

We have also entered into an agreement with Third Avenue pursuant to which Third Avenue has agreed to exercise all of its rights under its basic subscription privilege in the rights offering, representing 836,841 shares. Third Avenue will also have the right to exercise its oversubscription privilege in its sole discretion.

For more information, see the section entitled “Investment Agreements” of this prospectus.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders

To exercise your subscription privilege, you must properly complete and execute the subscription rights certificate, together with any required signature guarantees, and forward it, together with payment in full of the subscription price for each share of our common stock you are subscribing for, to the subscription agent at the address set forth under “—Subscription Agent” below, on or prior to the expiration date.

Subscription by Beneficial Owners

If you are a beneficial owner of shares that holds your shares through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you and exercise your subscription rights and deliver all documents and payment on your behalf prior to 5:00 p.m., New York time, on             , 2015. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.

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To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee, the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other subscription rights offering materials. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	you are a record holder and your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Instructions for Completing Your Subscription Rights Certificate

You should read the instruction letter accompanying the subscription rights certificate carefully and strictly follow it. Do not send subscription rights certificates or payments to us. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not us or the subscription agent.

The method of delivery of subscription rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period for the rights offering.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription privileges, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us at our sole discretion. Neither the subscription agent nor we shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to cancel the rights offering, only when a properly completed and duly executed subscription rights certificate and any other required documents and payment of the full subscription amount have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

No Revocation or Change

Once you submit the form of subscription rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to this rights offering.

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Payment for Shares

Method of Payment

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock you wish to acquire under the subscription privilege by either:

•	wire transfer of immediately available funds to accounts maintained by the subscription agent;
•	uncertified check payable to “American Stock Transfer & Trust Company, LLC (acting as subscription agent for Trinity Place Holdings Inc.)”;
•	bank draft drawn upon a U.S. bank and payable to “American Stock Transfer & Trust Company, LLC (acting as subscription agent for Trinity Place Holdings Inc.)”; or
•	U.S. postal money order payable to “American Stock Transfer & Trust Company, LLC (acting as subscription agent for Trinity Place Holdings Inc.)”.

If you hold your rights through a broker, dealer, custodian bank or other nominee, you must deliver the applicable subscription payment and a completed form entitled "Beneficial Owner Election Form (or such other appropriate documents as are provided by your nominee related to your subscription rights) to your nominee in each case, prior to the expiration of the rights offering.

Segregated Account; Return of Funds

The subscription agent will hold funds received in payment for shares of the common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money until the rights offering is completed or is cancelled. If the rights offering is cancelled for any reason, we will return this money to subscribers, without interest or penalty, as soon as practicable.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

•	clearance of any uncertified check deposited by the subscription agent; or
•	receipt by the subscription agent of any wire or bank draft drawn upon a U.S. bank or any U.S. postal money order.

Payment received after the expiration of the rights offering period will not be honored, and, in that case, the subscription agent will return your payment to you, without interest or penalty, as soon as practicable.

Clearance of Uncertified Checks

If you are paying by uncertified personal check, please note that payment will not be deemed to have been received by the subscription agent until the check has cleared, which could take at least five or more business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received by the subscription agent and clears by the rights offering expiration date. We urge you to consider using a bank draft or U.S. postal money order.

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Missing or Incomplete Subscription Information

If you do not indicate the number of basic and, if applicable, oversubscription rights being exercised or complete the other required information, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription rights with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return the excess amount to you by mail, without interest or penalty, as soon as practicable after the expiration date of the rights offering.

Amendment, Withdrawal and Termination

Generally, we may not cancel or terminate the rights offering, nor may we amend the terms of the rights offering without the consent of the Standby Purchaser or Third Avenue. However, the period for exercising your subscription rights may be extended by our board of directors in its reasonable discretion; provided that, pursuant to the Investment Agreement, the expiration date of the rights offering may not be extended by more than 30 days without the prior written consent of the Standby Purchaser or Third Avenue. Our board of directors does not currently intend to extend the expiration of the rights offering.

If we cancel the rights offering, in whole or in part, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancellation.

Notice To Brokers and Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the rights offering record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the subscription rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your subscription rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone else.

Delivery of Shares of Common Stock

All shares that you purchase in the rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering, the subscription agent will arrange for the issuance of the shares of common stock purchased pursuant to the subscription privilege. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your subscription rights in order to comply with state securities laws.

Rights of Subscribers

You will have no rights as a stockholder of our common stock until your account, or your account at your broker, custodian bank or other nominee is credited with the shares of our common stock purchased in the rights offering. You will have no right to revoke your subscriptions after you deliver your completed subscription rights certificate, payment and any other required documents to the subscription agent.

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Foreign and Other Stockholders

We will not mail subscription rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold these subscription rights certificates for their account. To exercise subscription rights, our foreign stockholders and stockholders with an army post office or foreign post office address must notify the subscription agent prior to 11:00 a.m., New York time, at least three business days prior to the expiration date of the rights offering by completing an international holder subscription form which will be delivered to those holders in lieu of a subscription rights certificate and sending it by mail or telecopy to the subscription agent at the address and telecopy number set forth under “—Subscription Agent.”

No Recommendation to Subscription Rights Holders

Our board of directors is making no recommendations regarding your exercise of the subscription rights. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. See “Risk Factors” in this prospectus and in any document incorporated by reference into this prospectus.

Miscellaneous

No Brokers, Dealers or Underwriters

We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of rights, and, except as described herein, no other commissions, underwriting fees or discounts will be paid in connection with this rights offering.

Subscription Agent

American Stock Transfer & Trust Company, LLC is acting as the subscription agent for the rights offering under an agreement with us. All subscription rights certificates, payments of the subscription price (other than wire transfers) and nominee holder certifications, to the extent applicable to your exercise of subscription rights, must be delivered to American Stock Transfer & Trust Company, LLC as follows:

By mail:	By overnight courier:

American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
P.O. Box 2042	6201 15th Avenue
New York, New York 10272-2042	Brooklyn, New York 11219

You should confirm receipt of all facsimile transmissions by calling the subscription agent at (718) 921-8200. You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to D.F. King & Co., Inc. at (866) 796-7180.

We will pay the fees and expenses of American Stock Transfer & Trust Company, LLC. We have also agreed to indemnify American Stock Transfer & Trust Company, LLC against certain liabilities in connection with the rights offering.

If you deliver subscription documents or subscription rights certificates in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription privilege.

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Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription privileges in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or the Instructions as to the Use of Trinity Place Holdings Inc. Subscription Rights Certificates, you should contact the information agent, D.F. King & Co., Inc. at (866) 796-7180.

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INVESTMENT AGREEMENTS

The Standby Purchaser has executed the Investment Agreement with us. We have also entered into an agreement with Third Avenue. The descriptions of the Investment Agreement and the agreement with Third Avenue in this section and elsewhere in this prospectus are qualified in their entirety by reference to the complete text of the Investment Agreement and the agreement with Third Avenue, which are incorporated by reference into this prospectus.

Standby Purchaser Investment Agreement

Standby Purchaser Commitment

Pursuant to the Investment Agreement, the Standby Purchaser has agreed to purchase from us, subject to the satisfaction or waiver of certain conditions, including the timely completion of the rights offering, the shares of common stock not subscribed for in the rights offering, up to a maximum of 3,333,333 shares less the number of shares purchased by the Standby Purchaser in the rights offering, at a price per share equal to the subscription price of the rights offering. If the number of unsubscribed shares of common stock purchased by the Standby Purchaser pursuant to the Investment Agreement is less than 1,666,667 shares, or the Minimum Allocation, we will issue and sell to the Standby Purchaser a number of shares of common stock equal to the excess of the Minimum Allocation over the number of shares purchased by the Standby Purchaser pursuant to the Investment Agreement, or the Additional Shares. The unsubscribed shares sold to the Standby Purchaser and the Additional Shares, if any, are being offered and sold to the Standby Purchaser in a private placement. Pursuant to the Investment Agreement, the Standby Purchaser has waived its oversubscription right.

The number of shares to be issued and sold pursuant to the Investment Agreement may be reduced by the board of directors if it determines that such reduction is reasonably necessary in order to preserve the Company’s ability to utilize the full benefits of its NOLs and related tax benefits, subject to the terms and conditions of the Investment Agreement. In making such determination, the board of directors and the Company’s tax advisors will evaluate such factors as they deem reasonable and appropriate, including, among others, the need for the Company to maintain an appropriate “cushion”, determined by the Company at its discretion in consultation with its tax advisors, to protect against experiencing an “ownership change” within the meaning of Section 382 of the Code. If the Company determines to reduce the number of shares issued and sold pursuant to the rights offering and/or the Investment Agreement, it will attempt to do so, as nearly as may be practicable, in the following order of priority: (A) first, to reduce the number of shares that would be otherwise issuable under validly exercised rights pursuant to the oversubscription privilege; provided, that the application of such reduction may be different with respect to different holders of rights, depending on the circumstances; (B) second, to reduce the number of shares purchased by the Standby Purchaser pursuant to its backstop commitment to purchase up to a maximum of 3,333,333 shares less the number of shares purchased by the Standby Purchaser in the rights offering, but not below the Minimum Allocation; (C) third, to reduce the number of shares that would be otherwise issuable under validly exercised rights pursuant to the basic subscription privilege; provided, that the application of such reduction may be different with respect to different holders of rights, depending on the circumstances; and (D) fourth, to reduce the number of shares that would be otherwise issuable pursuant to the Minimum Allocation; provided, that prior to any such reduction with respect to shares issuable to the Standby Purchaser, the Company will consult with the Standby Purchaser and consider any reasonable suggestions from the Standby Purchaser regarding the reduction of such shares otherwise issuable to the Standby Purchaser.

Standby Purchaser Ownership

As of           , the record date for the rights offering, the Standby Purchaser owned 1,000,000 shares of common stock, representing approximately 4.97% of our issued and outstanding shares of common stock as of such date. If no stockholders other than Third Avenue exercise their subscription rights in the rights offering, the Standby Purchaser will own 4,333,333 shares of common stock (after giving effect to the sale of 3,333,333 shares of common stock in the Standby Purchaser Private Placement), representing approximately 17.83% of our issued and outstanding shares of common stock. The chairman of our board of directors, Alexander Matina, is a representative of the Standby Purchaser. Mr. Matina recused himself from the deliberations by the board of directors regarding the approval of the Investment Agreement.

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Conditions to Standby Purchaser’s Obligations

The Standby Purchaser’s obligations under the Investment Agreement are subject to customary conditions, including, but not limited to, the following: (i)  the effectiveness of the registration statement of which this prospectus is a part; (ii) the rights offering being conducted in accordance with the terms and conditions of the Investment Agreement and this prospectus; (iii) the Standby Purchaser having received certain notices from us; (iv) all governmental and third party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by the Investment Agreement having been made or received; (v) no legal impediment to the issuance of share pursuant to the rights offering or to the Standby Purchaser pursuant to the Standby Purchaser commitment; (vi) the Company being in good standing as of the closing date of the rights offering and the other transactions contemplated by the Investment Agreement; (vii) the accuracy of the representations and warranties of the Company pursuant to the Investment Agreement in all material respects, except for the representations and warranties relating to the issuance of shares to the Standby Purchaser, which representations and warranties must be true and correct in all respects; (viii) compliance by the Company in all material respects with its covenants pursuant to the Investment Agreement and in any other document delivered pursuant to the Investment Agreement; (ix) delivery by the Company of an officer's certificate to the Standby Purchaser confirming certain matters; (x) the payment by the Company of all fees, costs and expenses payable to the Standby Purchaser pursuant to the Investment Agreement; (xi) the absence of any changes or events that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect (as defined in the Investment Agreement); and (xii) the absence of certain adverse market events.

Termination

The Investment Agreement may be terminated at any time prior to the closing of the rights offering and the issuances contemplated by the Investment Agreement:

•	by mutual written agreement of us and the Standby Purchaser;

•	by the Standby Purchaser, under the following circumstances: (i) if there is a breach by us of any covenant or representation or warranty that would cause the failure to satisfy a closing condition and is not capable of being cured by February 12, 2016; (ii) if any event results in a failure to satisfy a closing condition that is not capable of being cured by February 12, 2016; (iii) if the closing has not occurred by February 12, 2016; or

•	by us under the following circumstances: (i) if there is a breach by the Standby Purchaser of any covenant or representation or warranty that would cause the failure to satisfy a closing condition and is not capable of cure by February 12, 2016; or (ii) if any event results in a failure to satisfy a closing condition that is not capable of being cured by February 12, 2016.

Third Avenue Investment Agreement

Third Avenue Commitment

We have entered into an agreement with Third Avenue pursuant to which Third Avenue has agreed to exercise all of its rights under its basic subscription privilege in the rights offering, representing 836,841 shares. Third Avenue will also have the right to exercise its oversubscription privilege in its sole discretion.

The number of shares to be issued and sold to Third Avenue in the rights offering may be reduced by the board of directors if it determines that such reduction is reasonably necessary in order to preserve the Company’s ability to utilize the full benefits of its NOLs and related tax benefits, subject to the terms and conditions of the agreement with Third Avenue.

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Third Avenue Ownership

As of             , the record date for the rights offering, the Third Avenue owned 3,369,444 shares of common stock, representing approximately 16.7% of our issued and outstanding shares of common stock as of such date. If no stockholders other than Third Avenue exercise their subscription rights in the rights offering, Third Avenue will own 4,206,284 shares of common stock (without giving effect to any shares that may be purchased by Third Avenue upon exercise of its oversubscription right, in its discretion), representing approximately 17.3% of our issued and outstanding shares of common stock (after giving effect to the sale of 3,333,3333 shares of common stock to the Standby Purchaser in the Standby Purchaser Private Placement). None of the members of our board of directors is a representative of Third Avenue (Ms. Minieri was appointed by Third Avenue but is not a representative of Third Avenue).

Termination

The agreement with Third Avenue may be terminated at any time prior to the closing of the rights offering:

•	by mutual written agreement of us and Third Avenue; or

•	by either Third Avenue or us, if the closing of the rights offering has not occurred by February 12, 2016 or upon the occurrence of certain adverse market events.

Indemnification by Standby Purchaser and Third Avenue

We have agreed to indemnify the Standby Purchaser and Third Avenue and their respective affiliates and their respective officers, directors, members, partners, employees, agents and controlling persons for losses arising out of the rights offering, the Investment Agreement and the agreement with Third Avenue, respectively, or any of the transactions contemplated by such agreements, subject to limited exceptions.

Expense Reimbursement for Standby Purchaser and Third Avenue

We have agreed to pay the reasonable transaction expenses of each of the Standby Purchaser and Third Avenue in connection with the transactions contemplated by the Investment Agreement and the agreement with Third Avenue, respectively, including, in certain circumstances, if such agreements are terminated. We are not paying a fee to the Standby Purchaser or to Third Avenue in connection with their commitments under their respective agreements with the Company.

Registration Rights

Pursuant to the Investment Agreement and the agreement with Third Avenue, each of the Standby Purchaser and Third Avenue will receive certain customary registration rights with respect to the shares of common stock that are acquired in the rights offering and the Standby Purchaser Private Placement. The Standby Purchaser will also receive registration rights with respect to the 1,000,000 shares currently held by the Standby Purchaser.

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DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 79,999,997 shares of common stock with par value of $.01 per share, one share of Series A preferred stock, one share of Series B preferred stock, each with a par value of $.01 per share, one share of a class of special stock, par value $.01 per share and 40,000,000 shares of a class of designation preferred stock, par value $0.01 per share.

The following summary description of our capital stock is based on the provisions of our certificate of incorporation and bylaws and the applicable provisions of the Delaware General Corporation Law. This information is qualified entirely by reference to the applicable provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find More Information” and “Incorporation by Reference.”

Common Stock

As of September 10, 2015, there were 20,131,928 shares of common stock issued and outstanding (excludes 4,596,543 shares held in treasury) held by 225 holders of record. Except as set forth below or otherwise required by law or as otherwise provided in any preferred stock or special stock that may be authorized in the future, the holders of the common stock exclusively possess all voting power, and each share of common stock has one vote.

General. The common stock is subject to the express terms of the special stock and any series of preferred stock and any series of designation preferred stock. Until such time as there has been a General Unsecured Claim Satisfaction and the final payment is made to the former Majority Shareholder (as defined under the Plan), the Company may not (whether by merger, consolidation or otherwise), directly or indirectly, (A) declare or pay any dividends on, or make or pay any distributions to the holders of, the common stock (provided that the foregoing does not restrict the declaration or payment or making of dividends or distributions on the common stock solely in the form of (1) common stock of the Company, (2) rights to acquire common stock of the Company, or (3) any rights declared or paid or distributed to any class or series of capital stock in connection with the adoption of any stockholder rights plan to preserve the Company’s loss carryforwards or otherwise limit ownership in the Company), or (B) repurchase or redeem any shares of common stock, in each case other than in accordance with the Plan, or (C) without the written consent of the former Majority Shareholder, amend, alter or repeal the certificate of incorporation or by-laws if such amendment would amend, alter or repeal any rights, privileges or terms applicable to the Series B preferred stock, or if such amendment would impair the rights of the former Majority Shareholder as delineated in the Plan.

Certain Amendments to the Certificate of Incorporation. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the certificate of incorporation that relates solely to the alteration or change of the powers, preferences, rights or other terms of one or more outstanding series of preferred stock or series of designation preferred stock (or of special stock, as applicable) if the holders of such affected series of preferred stock or designation preferred stock (or the special stock, as applicable) are entitled, either separately or, in the case of one or more series of preferred stock or designation preferred stock, together with the holders of one or more other series of preferred stock or designation preferred stock, to vote thereon as a separate class pursuant to the certificate of incorporation or pursuant to the Delaware General Corporation Law as currently in effect or as may be amended in the future.

Preferred Stock

Our preferred stock is issued in two series, of which one such series is designated the Series A preferred stock, and the other such series is designated the Series B preferred stock. The Series A preferred stock consists of one (1) authorized share, and the Series B preferred stock consists of one (1) authorized share. The Series B preferred stock is held by an escrow agent as security for certain stockholder payments as outlined in the Plan. Except as provided in the Company’s certificate of incorporation or as otherwise required by law, the Series B preferred stock is not entitled to vote on any matters submitted to a vote of stockholders of the Company, including any amendment to our certificate of incorporation.

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As of the date of this prospectus, there is one share of Series A preferred stock and one share of Series B preferred stock outstanding.

Dividends. No dividends or distributions may be declared, paid or made on the Series A preferred stock or Series B preferred stock.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holder of the Series A preferred stock and the holder of the Series B preferred stock are entitled to receive for its share of Series A preferred stock or Series B preferred stock, as applicable, out of the assets of the Company or proceeds thereof available for distribution to stockholders of the Company, and after satisfaction of all liabilities and obligations to creditors of the Company, on par with each share of equally ranked stock, other than Series A preferred stock or Series B preferred stock, or parity stock, but before any distribution of such assets or proceeds is made to or set aside for the holders of junior ranked stock, an amount equal to the par value of such share of Series A preferred stock or such share of Series B preferred stock, as applicable. To the extent such amount is paid in full to the holder of the Series A preferred stock, the holder of the Series B preferred stock and all holders of parity stock, the holders of junior ranked stock of the Company will be entitled to receive all remaining assets of the Company (or proceeds thereof) according to their respective rights and preferences.

Redemption. The Series A preferred stock will, subject to lawfully available funds, be automatically redeemed at such time as the General Unsecured Claim Satisfaction has occurred (as outlined in the Plan), at a per share redemption price equal to the par value of one share of Series A preferred stock. The Series B preferred stock will, subject to lawfully available funds, be automatically redeemed at such time as the former Majority Shareholder is paid the initial majority stockholder payment and the subsequent majority stockholder payment (as outlined in the Plan), at a per share redemption price equal to the par value of one share of Series B preferred stock.

Voting Rights. Except as expressly provided in the certificate of incorporation or as otherwise required by applicable law, the holder of the Series A preferred stock and the holder of the Series B preferred stock will not be entitled to vote on any matters submitted to a vote of stockholders of the Company.

Special Voting Rights of the Holder of the Series A Preferred Stock. For so long as the Series A preferred stock is outstanding, certain Company actions, as outlined in the Plan, may not be taken, directly or indirectly, without the affirmative vote of the holder of the Series A preferred stock, including, but not limited to: (i) amending, altering or repealing any provision of the certificate of incorporation or bylaws, (ii) establishing any committee of the board of directors that does not include the director then in office that was appointed to the board of directors by the holder of the Series A preferred stock, or the Series A Director; (iii) remove the Series A Director; or (iv) issue, sell or grant any common stock or common stock equivalents (subject to certain limited exceptions as set forth in the certificate of incorporation).

Special Voting Rights of the Series A Director. For so long as the Series A preferred stock is outstanding, certain Company actions, as outlined in the Plan, may not be taken, directly or indirectly, without the affirmative vote of the Series A Director, including, but not limited to, the entering into of any transaction with an insider or an affiliate (subject to certain limited exceptions as set forth in the certificate of incorporation).

Special Stock

In connection with the investment by Third Avenue in the Company in October 2013, the Company amended its certificate of incorporation to provide for the authorization of one share of special stock, par value $.01 per share. The sole purpose of the share of special stock is to enable Third Avenue to elect one member of the board of directors. No dividends or distributions may be declared, paid or made on the special stock. The special stock ranks junior to the Series A preferred stock and Series B preferred stock, and senior to the common stock, as to distributions of assets on any liquidation, dissolution or winding up of the Company, but only in an amount equal to the par value of such share. The special stock will, subject to lawfully available funds, be automatically redeemed at such time as the “Special Stock Ownership Threshold” (which is 2,345,000 out of the 3,369,444 shares of common stock purchased by Third Avenue) is no longer satisfied, at a per share redemption price equal to its par value. Except as expressly provided in the certificate of incorporation or as otherwise required by applicable law, the holder of the special stock is not entitled to vote such share on any matters submitted to a vote of stockholders of the Company.

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Designation Preferred Stock

Subject to the rights of the holders of the Series A preferred stock, the Series B preferred stock and the special stock, and subject to the limitations prescribed by law, the board of directors is authorized, subject to any limitations prescribed by law or expressly set forth in the Certificate of Incorporation, to provide for the issuance of shares of designation preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

The number of authorized shares of designation preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a vote of the holders of the designation preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

As of the date of this prospectus, no designation preferred stock has been issued.

Ranking. The designation preferred stock must rank junior to the Series A preferred stock and Series B preferred stock as to distributions of assets on any liquidation, dissolution or winding up of the Company.

Dividends. Until such time as the Series A preferred stock and Series B preferred stock have been redeemed in accordance with the certificate of incorporation, no dividends or distributions of cash or other property of the Company may be declared, paid or made on the designation preferred stock (provided that the foregoing shall not restrict the declaration or payment or making of dividends or distributions on the designation preferred stock solely in the form of (1) capital stock of the Company, (2) rights to acquire capital stock of the Company, or (3) any rights declared or paid or distributed to any class or series of capital stock in connection with the adoption of any stockholder rights plan to preserve the Company’s loss carryforwards or otherwise limit ownership in the Company).

Board of Directors

Generally. Except as set forth below, for so long as the Series A preferred stock is outstanding, the board of directors will be comprised of five directors, as follows:

(i) two directors who are elected by the holders of common stock pursuant to the Company’s by-laws, such director referred to herein as the EC Directors;

(ii) one director who is elected by the holder of the Series A preferred stock, voting as a separate class to the exclusion of the holders of common stock, the special stock, the designation preferred stock and any other preferred stock, such director referred to herein as the Series A Director;

(iii) from and after the issuance of special stock and until the first date that the Special Stock Ownership Threshold is no longer satisfied, one director who is elected by the holder of the special stock, voting as a separate class to the exclusion of the holders of common stock, designation preferred stock and any preferred stock, such director referred to herein as the Special Stock Director; and

(iv) one director who is nominated by the EC Directors with the reasonable consent of the holder of the Series A preferred stock and, following such nomination, is elected by the holder of the Series A preferred stock, voting as a separate class to the exclusion of the holders of common stock, the special stock, the designation preferred stock and any other preferred stock, such director, the Independent Director. Such director must (I) meet the requirements of an independent director under the standards of the NASDAQ Stock Market and (II) not be an affiliate of (v) any holder of the special stock, (w) any unsecured creditor that holds a claim in an amount that is greater than $50,000, (x) any holder of two percent or more of the Company’s common stock, (y) any backstop party (as defined in the certificate of incorporation) or (z) a former Majority Shareholder.

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The composition of the board of directors described above changes upon the happening of certain events. These events include:

On the first date that the Special Stock Ownership Threshold is no longer satisfied, the term of the Special Stock Director will automatically terminate, the person formerly holding such directorship will cease to be a director of the Company and the size of the board of directors will be automatically reduced by one directorship. Immediately following such reduction, the size of the board of directors will automatically be increased by one directorship, which will be an EC Director.

If the Company is unable to satisfy all of its general unsecured claims by October 1, 2016, then the Company’s certificate of incorporation provides that (i) the terms of the EC Director(s) in office, except the oldest EC Director in age in office, shall automatically terminate and the terms of the Independent Director and Special Stock Director shall automatically terminate, (ii) immediately following such termination of directorships and the resultant automatic reduction in the size of the board of directors to two directors, the size of the board of directors will automatically increase to nine members and (iii) the seven directorships created thereby are to be elected by the holder of the Series A Preferred Stock. Also, if the general unsecured claims have been satisfied but the required payment to the former Majority Shareholder has not been made by October 16, 2016, then (i) the terms of all directors in office except for the oldest EC Director in age shall automatically terminate, (ii) immediately following such termination of directorships and the resultant automatic reduction in the size of the board of directors to one director, the size of the board of directors will automatically increase to four members and (iii) the three directorships created thereby are to be elected by the holder of the Series B Preferred Stock (the Company’s former Majority Shareholder). In each case, a majority of the members of the board of directors will be elected by the holder of the Series A Preferred Stock or the former Majority Shareholder, as applicable, until the required payments are made.

Staggered Board. The board of directors is divided into two classes, as nearly equal in number as possible, designated Class I and Class II. Subject to the provisions of our certificate of incorporation, each director serves for a term ending at the second annual meeting following the annual meeting at which such director was elected and until his or her successor is elected and qualified or his or her earlier resignation or removal. The Series A Director and the Independent Director are Class I directors and the EC Directors and the Special Stock Director are Class II directors. The Class II directors terms were due to expire at the 2014 annual meeting of stockholders, but the Company did not hold an annual meeting in 2014. Therefore, the Class II directors whose terms were due to expire at the 2014 annual meeting remained in office. As a result, at the Company’s 2015 annual meeting, nominees for election as Class I directors (whose terms were due to expire at the 2015 annual meeting) and nominees for election as Class II directors were both proposed to the stockholders. At the 2015 annual meeting, (i) nominees for election as Class I directors were elected by the stockholders to serve for a term ending at the second annual meeting following the 2015 annual meeting and (ii) nominees for election as Class II directors were elected by the stockholders to serve for a term ending at the first annual meeting following the 2015 annual meeting, and in each case to serve until such director’s respective successor is elected and qualified or until his or her earlier resignation or removal. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class will be apportioned as nearly equal as possible. Any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority in voting power of the shares of capital stock of the Company entitled to elect such director.

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Restrictions on Transfers Related to Preservation of the Ability to Utilize Certain Tax Benefits Associated with NOLs

In order to help preserve its ability to utilize certain tax benefits primarily associated with the Company’s NOLs, the Company’s certificate of incorporation generally prohibits transfers or sales of stock that would result in a person or group of persons becoming a 4.75% stockholder, or that would result in the increase or decrease by a person or group of persons that is an existing 4.75% stockholder of its percentage ownership interest in the Company. Any direct or indirect transfer attempted in violation of the certificate of incorporation will be void. The restrictions on transfer under the certificate of incorporation will not apply if the transferor or the transferee obtains the prior written approval of the board of directors. Any person who desires to effect an otherwise prohibited transaction may, prior to the date of the proposed transaction, submit a request in writing that the board of directors review and authorize the transaction, following the procedures set forth in the certificate of incorporation. These restrictive provisions in the certificate of incorporation will expire by their terms on the earliest to occur of, among other things, February 12, 2025; the date selected by the board of directors, if the board of directors determines that it is in the best interests of the Company’s stockholders for the restrictions set forth in the certificate of incorporation to be removed or released; and the date selected by the holders of a majority of the voting power of the Company, approved at an annual or special meeting of stockholders or by written consent.

Anti-Takeover Effects of Certain Provisions in Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain some provisions which may have the effect of delaying, deferring or preventing a change in control of the Company.

Special Meetings

Our bylaws provide that a special meeting of the stockholders for any purpose or purposes shall be called pursuant to a resolution approved by the board of directors and may not be called by any other person or persons.

Chapter 11 Plan

In addition to the provisions regarding the election of directors to the board of directors, as described above, the Plan also provides that Syms creditors holding Allowed Claims are entitled to payment of those claims in full. The Plan also provides for Filene’s, LLC creditors to receive recoveries from the monetization of certain of Trinity’s assets. Filene’s, LLC Short-Term creditors are entitled to payment in full on their Allowed Claims and Filene’s, LLC Long-Term creditors with Allowed Claims are entitled to a recovery of 75% on their claims. As of July 9, 2015, the Company believes that the remaining estimated aggregate allowed amount and cash distributions of creditor claims ($0.2 million), excluding claims covered by insurance, together with the net amount due to the former Majority Shareholder ($7.1 million) and the multiemployer pension plan ($3.8 million payable through 2019) under the Plan is approximately $11.1 million.

In order to protect the right of the former Majority Shareholder to receive the payments as specified by the Plan, the Plan provides that no distributions, dividends or redemptions may be made by the Company until the final payment is made to the former Majority Shareholder. This rights offering is being effected through a non-cash distribution of rights, which the Company believes is consistent with the Plan, and is intended to raise funds for the Company to, among other things, help the Company meet its remaining obligations under the Plan, including to the former Majority Shareholder.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, New York 11219 and its telephone number is (718) 921-8200.

Quotation of Common Stock

Our common stock is quoted on the OTCQB under the symbol “TPHS.”

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Certain MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain material U.S. federal income tax consequences of the receipt, lapse, and exercise of the subscription rights distributed to holders of our common stock pursuant to the rights offering. This discussion assumes that the holders of our common stock hold such common stock as a capital asset for U.S. federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code. Treasury Regulations promulgated thereunder, rulings and pronouncements of the Internal Revenue Service, or the Service, and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. The following summary does not purport to be a complete analysis of all U.S. federal income tax consequences of the receipt, lapse and exercise of the subscription rights, applies only to holders that are United States persons (as defined in Section 7701(a)(30) of the Code) and does not address all aspects of U.S. federal income taxation that may be relevant to such holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Code, including, without limitation, holders who are dealers in securities or foreign currency, insurance companies, tax-exempt organizations, banks, financial institutions, regulated investment companies, real estate investment trusts, partnerships and other flow-through entities, traders in securities that elect to use a mark-to market method of accounting for their securities, broker-dealers, and holders who hold our common stock or subscription rights as part of a hedge, straddle, conversion or other risk-reduction transaction, or who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation. The following summary also does not address the tax consequences of the rights offering under foreign, state, or local tax laws.

This summary is of a general nature only and is not intended to constitute a complete analysis of all U.S. federal income tax consequences of the receipt, lapse and exercise of the subscription rights. There can be no assurance that the Service will agree with the tax consequences described below. We have not sought, and will not seek a ruling from the Service regarding the U.S. federal income tax consequences of the rights offering. Accordingly, each holder of our common stock should consult its tax advisor with respect to the tax consequences of the rights offering to it in light of its particular circumstances.

A distribution of subscription rights with respect to common stock is generally treated as a non-taxable distribution for U.S. federal income tax purposes under Section 305(a) of the Code. However, if the receipt of subscription rights is treated as a distribution described in Section 305(b) of the Code, the receipt would first be treated as a taxable dividend in an amount equal to the lesser of the fair market value of the subscription rights and the recipient stockholder’s allocable share of the current or accumulated earnings and profits, or E&P, of the issuing corporation. Any excess of the fair market value of the subscription rights over the share of E&P would then be treated as a tax-free return of capital to the extent of the stockholder’s adjusted tax basis in its common stock, and then as capital gain. A distribution of subscription rights with respect to common stock will generally be a taxable distribution under Section 305(b) if it is a “disproportionate distribution.” A disproportionate distribution is a distribution or part of a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders and an increase in the proportionate interests of other stockholders in the issuing corporation’s assets or E&P. For example, a distribution of the subscription rights will not qualify as tax-free under Section 305(a) of the Code if, within the 36-month period following the distribution of the subscription rights, the Company were to distribute cash in redemption of its shares held by some but not all of its stockholders, and any such redemption was not an isolated redemption or in complete termination of the shares held by the redeeming stockholder. This distribution of the subscription rights also may not qualify as tax-free if, within the 36-month period following the distribution of the subscription rights, the Company issues convertible securities. The Company has no current plans to make any such redemptions or issue convertible securities, but there is no guarantee that it will not do so.

Provided that the receipt of the subscription rights distributed pursuant to the rights offering is a non-taxable distribution for U.S. federal income tax purposes, the U.S. federal income tax consequences to a holder of our common stock of the receipt, lapse and exercise of subscription rights distributed pursuant to the rights offering will be as follows:

•	A holder will not recognize taxable income for U.S. federal income tax purposes as a result of the receipt of subscription rights in the rights offering.

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•	Except as otherwise provided below, a holder’s tax basis in its subscription rights will depend on the relative fair market value of the subscription rights received by such holder and the common stock owned by such holder at the time the subscription rights are distributed. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, in a statement attached to its U.S. federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such common stock to the subscription rights, then the holder’s tax basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. If the subscription rights received by a holder have a fair market value that is less than 15% of the fair market value of the common stock owned by such holder on the date the subscription rights are distributed, the holder’s tax basis in its subscription rights will be zero unless the holder elects to allocate its adjusted tax basis in the common stock owned by such holder in the manner described in the previous sentence. A holder’s tax basis in the common stock will be reduced to the extent any such tax basis is allocated to the subscription rights. The Company has not obtained, and does not currently intend to obtain, an appraisal of the fair market value of the subscription rights on the date the subscription rights are distributed.

•	A holder that allows the subscription rights received in the rights offering to expire will not recognize any gain or loss, and no portion of the tax basis in the common stock owned by such holder with respect to which such subscription rights were distributed will be allocated to the unexercised subscription rights. If the subscription rights received in the rights offering expire without exercise after the holder disposes of the shares of the common stock with respect to which the subscription rights were received, then the tax consequences are unclear and the holder should consult its tax advisor.

•	A holder will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis in the common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the common stock and the holder’s tax basis, if any, in the rights as described above. The holding period for the common stock acquired through exercise of the subscription rights will begin with and include the date the subscription rights are exercised in the manner set forth in this prospectus.

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PLAN OF DISTRIBUTION

We will distribute the subscription rights, subscription rights certificates and copies of this prospectus to individuals who owned shares of common stock of record as of 5:00 p.m., New York time, on             , 2015, the record date for the rights offering. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription rights certificate and return it with payment for the shares, to the subscription agent, American Stock Transfer & Trust Company, LLC. See “The Rights Offering—Method of Exercising Subscription Rights.” If you have any questions, you should contact the information agent, D.F. King & Co., Inc., at (866) 796-7180. The subscription rights will not be listed on any stock exchange or market or on the OTC Markets. Our shares of common stock are quoted on the OTCQB under the symbol “TPHS.”

We have agreed to pay the subscription agent and information agent customary fees plus certain expenses in connection with the rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights. Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the rights offering. Some of our employees may solicit responses from you as a holder of subscription rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation. We estimate that our total expenses in connection with the rights offering will be approximately $425,000.

LEGAL MATTERS

The validity of the subscription rights and the common stock issuable upon exercise of the subscription rights will be passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York.

EXPERTS

The financial statements and schedule as of February 28, 2015, the financial statements as of March 1, 2014, the changes in net assets for the period from March 2, 2013 to February 28, 2015 and management's assessment of the effectiveness of internal control over financial reporting as of February 28, 2015 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the shareholders’ approval of a plan of liquidation on November 1, 2011 and that as a result the Company changed from a going concern basis of accounting to liquidation basis effective October 30, 2011.  The paragraph further explains that the Company changed its basis of accounting back to the going concern basis of accounting on February 10, 2015.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended February 28, 2015, filed on May 14, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended May 30, 2015, filed on July 9, 2015;

•	our Current Reports on Form 8-K, filed on August 20, 2015 and September 14, 2015;

•	our definitive proxy statement on Schedule 14A, filed on June 26, 2015; and

•	the description of our common stock contained in our Current Report on Form 8-K12G3 filed on September 19, 2012, including any amendment or reports filed for the purpose of updating such description.

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We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus until we sell all of the shares covered by this prospectus or the sale of shares by us pursuant to this prospectus is terminated.

You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge on the SEC’s website. You may also access the documents incorporated by reference on our website at www.trinityplaceholdings.com. Other than the foregoing documents incorporated by reference, the information contained in, or that can be accessed through, our website is not part of this prospectus.

In addition, we will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus or into such documents). Such requests may be directed to Chief Financial Officer, Trinity Place Holdings Inc., 717 Fifth Avenue, Suite 1303, New York, New York 10022, (212) 235-2190.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are a public company and file proxy statements, annual, quarterly and special reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (www.sec.gov).

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be incurred by us in connection with the issuance and distribution of the securities being registered hereby. With the exception of the SEC registration fee, all fees and expenses set forth below are estimates.

SEC registration fee		$3,486
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Printing and engraving expenses	$	*
Miscellaneous expenses	$	*
Total		$425,000

*	To be provided by amendment.

Item 15.	Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Article Eighth of our certificate of incorporation provides:

“To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal.”

Our certificate of incorporation provides indemnification rights to certain persons to the fullest extent permitted by law. These indemnification rights are set forth in Article Ninth of our certificate of incorporation, the text of which is set forth below.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

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(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination: (1) By a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or (2) By a committee of such directors designated by majority vote of such directors, even though less than a quorum; or (3) If there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (4) By the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

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(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Article Ninth of our certificate of incorporation provides:

“(i) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise, nonprofit entity or other entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in paragraph (iii) of this Article with respect to an action brought by a Covered Person to recover an unpaid indemnification or advancement claim to which such Covered Person is entitled, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors of the Corporation.

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(ii) The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article or otherwise.

(iii) If a claim for indemnification under this Article (following the final disposition of such proceeding) is not paid in full within sixty days after the Corporation has received a claim therefor by the Covered Person, or if a claim for any advancement of expenses under this Article is not paid in full within thirty days after the Corporation has received a statement or statements requesting such amounts to be advanced, the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Covered Person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(iv) The rights conferred on any Covered Person by this Article shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, the Corporation’s by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

(v) The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise, nonprofit entity or other entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise, non-profit entity or other entity.

(vi) Any repeal or modification of the provisions of this Article shall not adversely affect any right or protection hereunder of any Covered Person in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.

(vii) This Article shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Item 16.	Exhibits

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

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(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent, no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in “Item 15. Indemnification of Directors and Officers” above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against, such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 14th day of September, 2015.

TRINITY PLACE HOLDINGS INC.

By:	/s/ Matthew Messinger
Name:	Matthew Messinger
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints each of Richard Pyontek and Matthew Messinger, or either of them, as his true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney in fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Matthew Messinger	President and Chief Executive Officer	September 14, 2015
Matthew Messinger	(Principal Executive Officer)

/s/ Richard G. Pyontek	Chief Financial Officer (Principal Financial	September 14, 2015
Richard G. Pyontek	Officer, Principal Accounting Officer)

/s/ Alexander C. Matina	Director	September 14, 2015
Alexander C. Matina

/s/ Alan Cohen	Director	September 14, 2015
Alan Cohen

/s/ Joanne M. Minieri	Director	September 14, 2015
Joanne M. Minieri

/s/ Keith M. Pattiz	Director	September 14, 2015
Keith M. Pattiz

/s/ Marina Shevrytalova	Director	September 14, 2015
Marina Shevyrtalova

Exhibit Index

Exhibit No.	Description

2.1	Modified Second Amended Joint Chapter 11 Plan of Reorganization of Syms Corp. and its Subsidiaries (incorporated by reference to Exhibit 99.1 of the Form 8-K filed by the Company on September 6, 2012) (Commission File No. 001-08546)

2.2	Agreement and Plan of Merger by and between Syms Corp. and Trinity Place Holdings Inc. dated September 14, 2012 (incorporated by reference to Exhibit 2.1 of the Form 8-K12G3 filed by the Company on September 19, 2012) (Commission File No. 001-54805)

4.1	Amended and Restated Certificate of Incorporation of Trinity Place Holdings Inc. (incorporated by reference to Exhibit 3.1 of the Form 8-K filed by the Company on February 13, 2015) (Commission File No. 001-08546)

4.2	Bylaws of Trinity Place Holdings Inc. (incorporated by reference to Exhibit 3.2 of the Form 8-K filed by the Company on September 19, 2012) (Commission File No. 001-08546)

4.3	Form of the Company’s Common Stock Certificate

4.4*	Form of Subscription Rights Certificate

4.5*	Form of Subscription Agent Agreement

4.6*	Form of Information Agent Agreement

4.7	Investment Agreement, dated September 11, 2015, by and among Trinity Place Holdings Inc. and MFP Partners, L.P. (incorporated by reference to Exhibit 10.1 of the Form 8-K filed by the Company on September 14, 2015) (Commission File No. 001-08546)

4.8	Investment Agreement, dated September 11, 2015, by and among Trinity Place Holdings Inc. and Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund (incorporated by reference to Exhibit 10.2 of the Form 8-K filed by the Company on September 14, 2015) (Commission File No. 001-08546)

5.1*	Opinion of Kramer Levin Naftalis & Frankel LLP

23.1	Consent of BDO USA, LLP

23.2*	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)

99.1*	Form of Instructions for Use of Trinity Place Holdings Inc. Subscription Rights Certificates

99.2*	Form of Letter to Stockholders who are Record Holders

99.3*	Form of Letter to Stockholders who are Beneficial Holders

99.4*	Form of Letter to Clients

99.5*	Form of Beneficial Owner Election Form

99.6*	Form of Nominee Holder Certification

*	To be filed by amendment.